As filed with the Securities and Exchange Commission on July 27, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_____________________________

ORIGINOIL, INC.
(Name of registrant in its charter)

Nevada	2860	26-0287664
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5645 West Adams Blvd,
Los Angeles, CA 90016
(323) 939-6645
(Address and telephone number of principal executive offices and principal place of business)

T. Riggs Eckelberry, Chief Executive Officer
OriginOil, Inc.
5645 West Adams Blvd,
Los Angeles, CA 90016
(323) 939-6645
 (Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Gary Emmanuel, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Flr.
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filed,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $.0001 par value per share (3)	490,212	$4.20	$2,058,890.40	$239.04
Common Stock, $.0001 par value per share (4)	24,648	$4.20	$103,521.60	$12.02
Common Stock, $.0001 par value per share (5)	431,388	$4.20	$1,811,829.60	$210.35
Total	946,248	$4.20	$3,974,241.60	$461.41

(1)
This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on the OTC Bulletin Board on July 20, 2011, and assumes a one-for-thirty reverse stock split that we effected on                   , 2011 (the “Reverse Split”).

(3)
Represents shares of common stock issuable upon conversion of convertible debentures at a conversion price of $2.40 per share (after giving effect to an anti-dilution full ratchet adjustment and the Reverse Split).

(4)
Represents the upper limit of our good faith estimate of the number of shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the convertible debentures in shares of common stock. Under the terms of the convertible debentures, we may elect to pay, in lieu of paying accrued interest in cash, accrued interest on the convertible debentures by delivering one business day following each interest payment date a number of registered shares equal to the quotient obtained by dividing the amount of such interest by the lesser of (a) $2.40 (after giving effect to an anti-dilution full ratchet adjustment and the Reverse Split) or (b) 90% of the lesser of (i) the average of the volume weighted average price for the 20 consecutive trading days on the trading day immediately prior to the applicable interest payment date, or (ii) the average of the volume weighted average price for the 20 consecutive trading days ending on the trading day that is immediately prior to the date the applicable interest conversion shares are issued and delivered if such delivery is after the interest payment date. We cannot predict the actual number of shares of common stock that will be issued as payment of interest, in part, because, among other things, the market price of the common stock will fluctuate based, among other things, on prevailing market conditions and we have not determined whether or not we will pay the interest due upon the convertible debentures in shares of our common stock. Nonetheless, we have estimated the number of shares of common stock that may be issuable in the future as payment of interest in common stock by dividing the total interest payable due under the convertible notes assuming no default by $2.40. In the event that additional shares are required to be issued to cover interest payments in excess of such upper limit of our good faith estimate, such additional shares will be registered on a new registration statement.

(5)	Represents shares of common stock issuable upon exercise of warrants at an exercise price of $2.40 per share (after giving effect to an anti-dilution full ratchet adjustment and the Reverse Split).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 27, 2011

PROSPECTUS

ORIGINOIL, INC.

946,248 Shares of Common Stock

This prospectus relates to the sale of up to 946,248 shares of the common stock of OriginOil, Inc. (“we”, “us”, “our” “OriginOil” or the “Company”) by the selling stockholders listed in this prospectus.  These shares consist of 490,212 shares of common stock issuable upon conversion of original issue discount convertible debentures due July 11, 2012 (referred to as the “Debentures”), 24,648 shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the Debentures in shares of common stock, and 431,388 shares of common stock issuable upon exercise of warrants including 39,218 shares of common stock issuable upon exercise of placement agent warrants.  The shares offered by this prospectus may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

We are registering these shares following our July 2011 private placement.  The distribution of the shares by the selling stockholders is not subject to any underwriting agreement.  We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon cash exercises of the warrants.  We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is quoted on the OTC Bulletin Board under the symbol OOIL.OB. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on July 25, 2011, was $4.50 after giving effect to the Reverse Split. This quotation reflects inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

The selling stockholders may be deemed, and any broker-dealer executing sell orders on behalf of the selling stockholders will be considered, “underwriters” within the meaning of the Securities Act of 1933.  Commissions received by any broker-dealer will be considered underwriting commissions under the Securities Act of 1933.

On             , 2011, we effected a one-for-thirty reverse stock split of our common stock (the “Reverse Split”). All share numbers and per share prices in this prospectus reflect the Reverse Split, unless otherwise indicated.

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 7 of this prospectus to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                 , 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.  This prospectus will be updated as required by law.

 PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

ORIGINOIL INC.

OriginOil is currently developing technologies to help algae growers extract oil from algae for commercial fuels, chemicals and foods. Algae, unlike other bio-fuel feedstock such as corn and sugarcane, do not destroy vital farmlands and rainforests, disrupt global food supplies or create new environmental problems.

We are developing a number of processes in the areas of algae growth and harvesting. Based on our initial commercial transactions, we are primarily focused on algae harvesting.

The OriginOil System is designed to control the harvesting of algae and intended to result in a concentrate which can be either converted by other companies into bio-oil, bio-gas or bio-carbon for refining into fuel and chemicals, or further separated into lipids and biomass for processing by other companies into valuable products.

At this early stage, to prove our system for wide-scale distribution and licensing, we must build, sell and support our system to companies developing such algae production systems. On March 28, 2011, we announced our intention to provide other technologies and integration services to early stage customers.

Our long-term business model is based on licensing this technology to distributors, manufacturers, engineering service firms, and specialty operators, as well as fuel refiners, chemical and oil companies. We are not in the business of producing and marketing oil or fuel, based on algae, as an end product, nor of developing sales distribution networks or engaging in volume manufacturing.

We have only been engaged in our current and proposed business operations since June 2007, and to date, we have been primarily involved in research and development activities.

Our principal executive offices are located at 5645 W Adams Blvd, Los Angeles, CA 90016. Our telephone number is (323) 939 6645. Our website address is www.originoil.com.  Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part. Further, our references to the URLs for these websites are intended to be inactive textual references only.

The Offering

On July 6, 2011, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain institutional investors (the “Investors”) providing for the issuance at closing of original issue discount convertible debentures (the “Debentures”) and warrants (the “Warrants”) to purchase an aggregate of 392,170 shares of our common stock, after giving effect to the Reverse Split, for an aggregate purchase price of $1,000,000 in a private placement (the “Offering”). The Offering closed on July 11, 2011.

The Debentures have an aggregate principal amount of $1,176,500 and will become due and payable on July 11, 2012. The Debentures may be converted at any time at the option of the Investors into shares of our common stock. The conversion price of the Debentures is $2.40 after giving effect to an anti-dilution full ratchet adjustment and the Reverse Split and is subject to further adjustment as set forth in the Debentures. The Debentures bear interest at the rate of 5% per annum increasing to 18% in an event of default. Interest is payable quarterly payable in cash and/or, if certain equity conditions have been met, in shares of our common stock at an interest conversion rate equal to the lesser of $2.40 or 90% of the daily volume weighted average price of our common stock in the 20 trading days prior to the date the quarterly interest payment is due (or the date of delivery of the interest conversion shares if such shares are delivered after the date the quarterly interest payment is due). We are subject to certain liquidated damages if we fail to timely effectuate a conversion under the terms of the Debentures.

The Debentures further provided that if we conduct an offering resulting in gross proceeds of at least $2 million, then each Investor shall have the option to require us to redeem up to 50% of the then outstanding principal amount of the Debenture held by them for cash equal to the principal amount being redeemed plus accrued and unpaid interest thereon and any liquidated damages or other amounts due in respect of such Debenture.

The Debentures are unsecured, general obligations of our company, and rank pari passu with our other unsecured and unsubordinated liabilities.  The Debentures are not subject to voluntary prepayment by us prior to maturity and are identical for all of the Investors except for principal amount.

The Warrants may be exercised at any time for a period of five years from the date of issuance and have an exercise price of $2.40, after giving effect to an anti-dilution full ratchet adjustment and the Reverse Split and subject to further adjustment as set forth therein.  The Warrants may be exercised on a cashless basis if after the six month anniversary of the closing date there is no effective registration statement registering the shares underlying the Warrants.

Both the Debentures and Warrants provide for full-ratchet anti-dilution protection in the event that any shares of common stock, or securities convertible into common stock, are issued at less than the conversion price of the Debentures or exercise price of the Warrants then in effect, subject to customary exceptions.

In connection with the Offering, we entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”). Pursuant to the terms of a Registration Rights Agreement, we agreed to prepare and file a shelf registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock underlying the Debentures and Warrants on or prior to 60 days following the closing date and to use our commercially reasonable efforts to cause the registration statement to be declared effective  within 120 days following the closing date (or 150 days in the event of a full review by the SEC). The Registration Rights Agreement provides for the payment of penalties of 1% up to an aggregate of 10% of the purchase price paid by the Investors upon the occurrence of certain events outlined in the Registration Rights Agreement, including, our failure to timely file the registration statement or have the registration statement timely declared effective as required by the Registration Rights Agreement.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. served as exclusive placement agent for the private placement. At closing they were paid a cash placement fee of $100,000, placement agent warrants to purchase 39,218 shares of our common stock (on identical terms as the warrants issued to the Investors) and registration rights covering the resale of the shares underlying the placement agent warrants.

Common stock offered by selling stockholders (1)

Number of shares that may be issued upon conversion of Debentures	490,212 shares

Number of shares that may be issued as payment of interest due under the Debentures (2)	24,648 shares

Number of shares that may be issued upon exercise of warrants	431,388 shares

Shares outstanding prior to the offering	6,870,808 shares as of July 19, 2011

Shares to be outstanding after the offering	7,817,056 shares

Use of proceeds	We will not receive any proceeds from the sale of the common stock, except upon cash exercises of warrants.
_____________

(1)	Gives effect to the one-for-thirty reverse stock split that we effected on , 2011.

(2)
Represents the upper limit of our good faith estimate of the number of shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the Debentures in shares of common stock. We cannot predict the actual number of shares of common stock that will be issued as payment of interest.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, prospects, results of operation and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business

We have a limited operating history which makes it difficult to evaluate our business and prospects.

We were formed in June 2007 and are currently developing a new technology that has not yet gained market acceptance. As such, we have a limited operating history upon which you can base an evaluation of our business and prospects. Since we have not been profitable, there are substantial risks, uncertainties, expenses and difficulties that we are subject to. To address these risks and uncertainties, we must do among the following:

•	Successfully execute our business strategy;
•	Respond to competitive developments; and
•	Attract, integrate, retain and motivate qualified personnel;

There can be no assurance that at this time we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

We have a history of losses and can provide no assurance of our future operating results.

We currently have limited product revenues, and may not succeed in commercializing any products which will generate product or licensing revenues. Until recently, our primary activity to date has been research and development. We have experienced net losses and negative cash flows from operating activities since inception and we expect such losses and negative cash flows to continue in the foreseeable future. As of December 31, 2009 and 2010 and as of March 31, 2011, we had working capital of $333,328, $227,747, and $544,586, respectively, and stockholders’ equity of $469,793, $361,416, and $675,698, respectively. For the years ended December 31, 2009 and 2010, and for the three months ended March 31, 2011, we incurred net losses of $(4,915,071), $(4,480,600), and $(814,304). As of March 31, 2011, we had an aggregate accumulated deficit of $12,162,344. We may never achieve profitability.

We will need significant additional capital, which we may be unable to obtain.

We will need to obtain additional financing over time to fund operations. We cannot predict the extent to which we will require additional financing, and cannot assure you that additional financing will be available on favorable terms or at all times. The rights of the holders of any debt or equity we may issue in the future could be senior to the rights of shareholders, and any future issuance of equity could result in the dilution of our shareholders’ proportionate equity interests in us (including due to the full ratchet antidilution rights in favor of the holders of our debt and financing on unattractive terms). Failure to obtain financing or obtaining of financing on unattractive terms could have a material adverse effect on our business.

Our revenues are dependent upon acceptance of our technology and products by the market; the failure of which would cause us to curtail or cease operations.

We believe that most of our future revenues will come from the sale or license of our technology and systems. As a result, we will continue to incur substantial operating losses until such time as we are able to generate revenues from the sale or license of our technology and systems. There can be no assurance that businesses and prospective customers will adopt our technology and systems, or that businesses and prospective customers will agree to pay for or license our technology and systems. In the event that we are not able to develop a customer base that purchases or licenses our technology and systems, or if we are unable to charge the necessary prices or license fees, our financial condition and results of operations will be materially and adversely affected.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We are a small company with a minimal number of employees. With the start of our planned principle activities, we expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively.

We may not be able to successfully develop and commercialize our technology and systems which would result in continued losses and may require us to curtail or cease operations.

We are currently commercializing our technology. We are unable to project when we will achieve profitability, if at all. As is the case with any new technology, we expect the research and development process to continue. We cannot assure that our engineering resources will be able to develop our technology and systems fast enough to meet market requirements. We can also not assure that our technology and systems will gain market acceptance and that we will be able to successfully commercialize the technologies. The failure to successfully develop and commercialize the technologies would result in continued losses and may require us to curtail or cease operations.

Our ability to produce and distribute commercially viable bio-fuel is unproven, which could have a detrimental effect on our ability to generate or sustain revenues.

The technologies we will use to transform algae into a new form of oil have never been utilized on a commercial basis. Our technology and systems, while intended to create a new bio-fuel feedstock for many products such as diesel, gasoline, jet fuel, plastics and solvents, is in fact a new bio-fuel that may never achieve technical or commercial viability. All of the tests conducted to date by us with respect to the technology have been performed in a limited scale environment and the same or similar results may not be obtainable at competitive costs on a large-scale commercial basis. We have never utilized technology under the conditions or in the volumes that will be required for us to be profitable and cannot predict all of the difficulties that may arise. Accordingly, our technology may not perform successfully on a commercial basis and may never generate any revenues or be profitable.

If a competitor were to achieve a technological breakthrough, our operations and business could be negatively impacted.

There currently exist a number of businesses that are pursuing the use of algae, bacteria and other micro-crops and other methods for creating biomass and other alternative fuels. Should a competitor achieve a research and development, technological or biological breakthrough where production costs are significantly reduced, or if the costs of similar competing products were to fall substantially, we may have difficulty attracting customer licensees. In addition, competition from other technologies considered “green technologies” could lessen the demand for the end-products produced by our technology. Furthermore, competitors may have access to larger resources (capital or otherwise) that provide them with an advantage in the marketplace, which could result in a negative impact on our business.

Any competing technology that produces biomass of similar quality, at a superior growth rate and more cost efficient than ours, could render our technology obsolete. In addition, because we do not have any issued patents, we may not be able to preclude development of even directly competing technologies using the same methods, materials and procedures as we use to achieve our results. Any of these competitive forces may inhibit or materially adversely affect our ability to attract customer licensees, or to obtain royalties or other fees from our customer licensees. This could have a material adverse effect on our operations.

Our long-term success depends on future royalties paid to us by licensees, and we face the risks inherent in a royalty-based business model.

We intend to generate revenue through the licensing of our technology and systems, and our long-term success depends on future royalties paid to us by prospective customer licensees. The amount of royalty payments we may receive is expected to be based upon the revenues generated by our prospective customer licensees’ operations, and so we will be dependent on the successful operations of our prospective customer licensees for a significant portion of our revenues. We face risks inherent in a royalty-based business model, many of which are outside of our control, including those arising from our reliance on the management and operating capabilities of our customer licensees and the cyclicality of supply and demand for end-products produced using our technology. Should our prospective customer licensees fail to achieve sufficient profitability in their operations, our royalty payments would be diminished and our results of operations, cash flows and financial condition could be adversely affected, and any such effects could be material.

We rely on strategic partners.

We rely on strategic partners to aid in the development and marketing of our technology and processes. Should our strategic partners not regard us as significant to their own businesses, they could reduce their commitment to us or terminate their relationship with us, pursue competing relationships or attempt to develop or acquire products or services that compete with the end-products produced using our technology. Any such action could materially adversely affect our business.

A lack of government subsidies for the biofuels industry may hinder the usefulness of our company’s technology.

Our business model is based on licensing our technology to distributors, manufacturers, engineering service firms, specialty operators, as well as, fuel refiners, chemical and oil companies, for building, installing and operating algae production systems in varied applications for bio-fuels, bio-chemicals, and animal feed and human nutritional feedstocks.  We are not in the business of producing and marketing oil or fuel, based on algae, as an end product, nor of building machinery for customers to build refining plants.  As a result, our business is not currently subject to government regulation for the production, distribution, and/or use of its technology.

We are however part of a new and emerging biofuels industry that may be subject to economic and other regulations that may have an adverse effect on the entire industry and subsequently our business. For example, the cost of biofuels has historically been higher than petroleum, therefore the lack of governmental subsidies for biofuels may limit the demand and marketability of our technology. There is no assurance that the biofuels industry, or any industry we market to, will have the need or the financial ability to use our technology. If government regulations on the electrical industry or fossil fuel industry were enacted, it may affect the outlook for oil from algae.

If we lose key employees and consultants or are unable to attract or retain qualified personnel, our business could suffer.

Our success is highly dependent on our ability to attract and retain qualified scientific, engineering and management personnel. We are highly dependent on our management, including T. Riggs Eckelberry, who has been critical to the development of our technology and business. The loss of the services of Mr. Eckelberry would have a material adverse effect on our operations. We do not have an employment agreement with Mr. Eckelberry. Accordingly, there can be no assurance that he will remain associated with us. His efforts will be critical to us as we continue to develop our technology and as we attempt to transition to a company with profitable company commercialized products and services. If we were to lose Mr. Eckelberry, or any other key employees or consultants, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.

Competition from other companies in our market and from producers of other alternative fuels may affect the market for our technology.

If prices of energy on the commodities markets, including oil and bio-diesel, rise, as they have in recent years, competition from other alternative fuels will likely increase. Additionally, new companies are constantly entering the market, thus increasing the competition. This could also have a negative impact on us or our customers’ ability to obtain additional capital from investors. Larger foreign owned and domestic companies which have been engaged in the alternative energy business for substantially longer periods of time may have access to greater financial and other resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own fuel manufacturing and marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we or our customers are unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operation and financial condition.

Risks Related to Our Intellectual Property

If we fail to establish, maintain and enforce intellectual property rights with respect to our technology, our financial condition, results of operations and business could be negatively impacted.

Our ability to establish, maintain and enforce intellectual property rights with respect to the technology that we intend to license will be a significant factor in determining our future financial and operating performance. We seek to protect our intellectual property rights by relying on a combination of patent, trade secret and copyright laws. We also use confidentiality and other provisions in our agreements that restrict access to and disclosure of its confidential know-how and trade secrets.

We have filed patent applications with respect to many aspects of our technologies. However, we cannot provide any assurances that any of these applications will ultimately result in issued patents or, if patents are issued, that they will provide sufficient protections for our technology against competitors. Although we have filed patent applications for some of our core technologies, we do not currently hold any issued patents and we may face delays and difficulties in obtaining these patents, or we may not be able to obtain such patents at all.

Outside of these patent applications, we seek to protect our technology as trade secrets and technical know-how. However, trade secrets and technical know-how are difficult to maintain and do not provide the same legal protections provided by patents. In particular, only patents will allow us to prohibit others from using independently developed technology that are similar. If competitors develop knowledge substantially equivalent or superior to our trade secrets and technical know-how, or gain access to our knowledge through other means such as observation of our technology that embodies trade secrets at customer sites which we do not control, the value of our trade secrets and technical know-how would be diminished.

While we strive to maintain systems and procedures to protect the confidentiality and security of our trade secrets and technical know-how, these systems and procedures may fail to provide an adequate degree of protection. For example, although we generally enter into agreements with our employees, consultants, advisors, and strategic partners restricting the disclosure and use of trade secrets, technical know-how and confidential information, we cannot provide any assurance that these agreements will be sufficient to prevent unauthorized use or disclosure. In addition, some of the technology deployed at customer sites in the future, which we do not control, may be readily observable by third parties who are not under contractual obligations of non-disclosure, which may limit or compromise our ability to continue to protect such technology as a trade secret.

While we are not currently aware of any infringement or other violation of our intellectual property rights, monitoring and policing unauthorized use and disclosure of intellectual property is difficult. If we learned that a third party was in fact infringing or otherwise violating our intellectual property, we may need to enforce our intellectual property rights through litigation. Litigation relating to our intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.

From our customer licensee’s standpoint, the strength of the intellectual property under which we intend to grant licenses can be a critical determinant of the value of these licenses. If we are unable to secure, protect and enforce our intellectual property, it may become more difficult for us to attract new customers.  Any such development could have a material adverse effect on our business, prospects, financial condition and results of operations.

Although we have filed patent applications for some of our core technologies, we do not currently hold any issued patents and we may face delays and difficulties in obtaining these patents, or we may not be able to obtain such patents at all.

Patents are a key element of our intellectual property strategy. We have sixteen currently pending patent applications in the United States but, to date, no patents have issued from these applications. It may take a long time for any patents to issue from the applications, and we cannot provide any assurance that any patents will ultimately be issued or that any patents that do ultimately issue will issue in a form that will adequately protect our commercial advantage.

Our ability to obtain patent protection for our technologies is uncertain due to a number of factors, including that we may not have been the first to make the inventions covered by its pending patent applications or to file patent applications for these inventions.

Further, changes in U.S. and foreign patent law may also impact our ability to successfully prosecute our patent applications. For example, the United States Congress and other foreign legislative bodies may amend their respective patent laws in a manner that makes obtaining patents more difficult or costly. Courts may also render decisions that alter the application of patent laws and detrimentally affect our ability to obtain patent protection.

Even if patents do ultimately issue from our patent applications, these patents may not provide meaningful protection or commercial advantage. Patents only provide protection for a 20-year period starting from the filing date and the longer a patent application takes to issue the less time there is to enforce it. Further, the claims under any patents that issue from our applications may not be broad enough to prevent others from developing technologies that are similar or that achieve similar results. It is also possible that the intellectual property rights of others will bar us from licensing our technology and bar us or our future licensees from exploiting any patents that issue from its pending applications. Numerous U.S. and foreign issued patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any patents that issue from our applications may also be challenged by our competitors on the basis that they are otherwise invalid or unenforceable.

We may face claims that we are violating the intellectual property rights of others.

We may face claims, including from direct competitors, other energy companies, scientists or research universities, asserting that our technology or the commercial use of such technology infringes or otherwise violates the intellectual property rights of others. We have not conducted infringement, freedom to operate or landscape analyses, and as a result we cannot be certain that our technologies and processes do not violate the intellectual property rights of others. We expect that we may increasingly be subject to such claims as we begin to earn revenues and our market profile grows.

We may also face infringement claims from the employees, consultants, agents and outside organizations we have engaged to develop our technology. While we have sought to protect ourselves against such claims through contractual means, we cannot provide any assurance that such contractual provisions are adequate, and any of these parties might claim full or partial ownership of the intellectual property in the technology that they were engaged to develop.

If we were found to be infringing or otherwise violating the intellectual property rights of others, we could face significant costs to implement work-around methods, and we cannot provide any assurance that any such work-around would be available or technically equivalent to our current technology. In such cases, we might need to license a third party’s intellectual property, although any required license might not be available on acceptable terms, or at all. If we are unable to work around such infringement or obtain a license on acceptable terms, we might face substantial monetary judgments against us or an injunction against continuing to license our technology, which might cause us to cease operations.

In addition, even if we are not infringing or otherwise violating the intellectual property rights of others, we could nonetheless incur substantial costs in defending ourself in suits brought against us for alleged infringement. Also, if any license agreements provide that we will defend and indemnify our customer licensees for claims against them relating to any alleged infringement of the intellectual property rights of third parties in connection with such customer licensees’ use of our technologies, we may incur substantial costs defending and indemnifying any customer licensees to the extent they are subject to these types of claims. Such suits, even if without merit, would likely require our management team to dedicate substantial time to addressing the issues presented. Any party bringing claims might have greater resources than we do, which could potentially lead to us settling claims against which we might otherwise prevail on the merits.

Any claims brought against us or any customer licensees alleging that we have violated the intellectual property of others could have negative consequences for our financial condition, results of operations and business, each of which could be materially adversely affected as a result.

Risks Related to Our Common Stock

There is currently a limited public market for our stock.

Our shares are not traded on a national securities exchange and there can be no assurance that an active market for our common stock will continue to develop. If an active public market for our common stock does not continue to develop, shareholders may not be able to re-sell the shares of our common stock that they own.

The price of our common stock is volatile, which may cause investment losses for our stockholders.

The market for our common stock is highly volatile, having ranged in the last twelve months from a low of $       to a high of $       (as adjusted to retroactively give effect to the Reverse Split) on the OTCBB. The trading price of our common stock on the OTCBB is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to us could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us, such litigation could result in substantial costs while diverting management’s attention and resources.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. In particular, Mr. Eckelberry, our Chief Executive Officer and Chairman, has entered into a pre-arranged stock trading plan with a broker to sell up to a maximum of 61,537 shares, after giving effect to the Reverse Split. As of July 19, 2011 and after giving effect to the Reverse Stock Split, Mr. Eckelberry has sold 61,537 shares under the plan and beneficially owns 1,271,797 shares of our common stock. Mr. Eckelberry intends to amend the said plan to permit further sales under the plan. Any substantial sales of our common stock pursuant to Rule 144 may have a material adverse effect on the market price of our common stock.

Our stock is subject to the penny stock rules, which impose significant restrictions on broker-dealers and may affect the resale of our stock.

Our common stock has been subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act. The SEC generally defines penny stock to be any equity security that has a market price less than US$5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; issued by a registered investment company; excluded from the definition on the basis of price (at least US$5.00 per share) or the registrant’s net tangible assets; or exempted from the definition by the Commission. .Our common stock is considered to be a “penny stock.” The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” As our common stock is considered to be “penny stock,” trading in our common stock will be subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. This may reduce the liquidity and trading volume of our shares.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a shareholder’s ability to buy and sell our common shares.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our common stock could be further diluted as the result of the issuance of additional shares of common stock, convertible securities, warrants or options.

In the past, we have issued common stock, convertible securities (such as the Debentures) and warrants in order to raise money. We have also issued options and warrants as compensation for services and incentive compensation for our employees and directors. We have shares of common stock reserved for issuance upon the exercise of certain of these securities and may increase the shares reserved for these purposes in the future. Our issuance of additional common stock, convertible securities, options and warrants could affect the rights of our stockholders, could reduce the market price of our common stock or could result in adjustments to exercise prices of outstanding warrants (resulting in these securities becoming exercisable for, as the case may be, a greater number of shares of our common stock), or could obligate us to issue additional shares of common stock to certain of our stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock.  We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations.  In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.  Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal controls over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm.  The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards.  We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis.  It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis.  In addition, although attestation requirements by our independent registered public accounting firm are not presently applicable to us we could become subject to these requirements in the future and we may encounter problems or delays in completing the implementation of any resulting changes to internal controls over financial reporting.  In the event that our Chief Executive Officer or Chief Financial Officer determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively affected.

We do not intend to pay dividends.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission (the “SEC”). In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus, except as may be required under applicable securities laws.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of:

•
Up to 490,212 shares of common stock issuable upon conversion of the Debentures at a conversion price of $2.40 per share (after giving effect to an anti-dilution full ratchet adjustment and the Reverse Split);

•	Up to 24,648 shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the Debentures in shares of common stock; and

•	Up to 431,388 shares of common stock issuable upon exercise of warrants at an exercise price of $2.40 per share (after giving effect to the Reverse Split).

The selling stockholders identified in the table below, and their pledgees, donees, transferees and other successors-in-interest that receive such shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered in this Offering” in the table below. For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution,” beginning on page 16.

The table below has been prepared based upon the information furnished to us by the selling stockholders. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some or all of their shares of common stock under this prospectus.

The following table sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by such selling stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership is deemed to include any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Unless otherwise set forth below, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable.

In computing the number of shares of common stock beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options, warrants or other convertible securities held by that person that are currently convertible or exercisable or become convertible or exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been converted or exercised.

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Being Offered in this Offering	Shares of Common Owned Upon Completion of this Offering (1)	Percentage of Common Stock Outstanding Upon Completion of this Offering (2)
Brio Capital LP (3)	181,404	181,404	0	0
Cranshire Capital LP (4)	226,757	226,757	0	0
Gemini Master Fund, Ltd. (5)	226,757	226,757	0	0
GCA Strategic Investment Fund Limited (6)	90,703	90,703	0	0
Iroquois Master Fund Ltd. (7)	45,353	45,353	0	0
Kingsbrook Opportunities Master Fund LP (8)	90,703	90,703	0	0
Lotus Funding Group LLC (9)	45,353	45,353	0	0
Rodman & Renshaw LLC (10)	29,413	29,413	0	0
Ramnarain Jaigobind (11)	5,883	5,883	0	0
Noam Rubinstein (12)	3,922	3,922	0	0
_____________
(1)	Assumes all of the shares of common stock covered by this prospectus held by the selling stockholders are sold in this offering.

(2)
Applicable percentage ownership is based on 6,870,808 shares of common stock outstanding as of July 19, 2011 after giving effect to the Reverse Split, plus the number of shares of common stock issuable upon conversion of the Debentures, upon exercise of the Warrants and the upper limit of our good faith estimate of the number of shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the Debentures in shares of common stock.

(3)
Includes 98,042 shares of common stock issuable upon conversion of Debentures, 78,434 shares of common stock issuable upon the exercise of Warrants and 4,928 shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the Debentures in shares of common stock.

(4)
Includes 122,553 shares of common stock issuable upon conversion of Debentures, 98,042 shares of common stock issuable upon the exercise of Warrants and 6,162 shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the Debentures in shares of common stock. Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.

(5)
Includes 122,553 shares of common stock issuable upon conversion of Debentures, 98,042 shares of common stock issuable upon the exercise of Warrants and 6,162 shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the Debentures in shares of common stock. Gemini Strategies, LLC is the investment manager of Gemini Master Fund, Ltd.  Consequently, Gemini Strategies, LLC has voting control and investment discretion over securities held by Gemini Master Fund, Ltd.  Steven W. Winters makes voting and investment decisions on behalf of Gemini Strategies, LLC.  Mr. Winters may be deemed to have beneficial ownership of the securities held by Gemini Master Fund, Ltd.  Notwithstanding the foregoing, Mr. Winters disclaims such beneficial ownership.

(6)
Includes 49,021 shares of common stock issuable upon conversion of Debentures, 39,217 shares of common stock issuable upon the exercise of Warrants and 2,465 shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the Debentures in shares of common stock.

(7)
Includes 24,511 shares of common stock issuable upon conversion of Debentures, 19,609 shares of common stock issuable upon the exercise of Warrants and 1,233 shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the Debentures in shares of common stock. Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behlf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.

(8)
Includes 49,021 shares of common stock issuable upon conversion of Debentures, 39,217 shares of common stock issuable upon the exercise of Warrants and 2,465 shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the Debentures in shares of common stock. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(9)
Includes 24,511 shares of common stock issuable upon conversion of Debentures, 19,609 shares of common stock issuable upon the exercise of Warrants and 1,233 shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the Debentures in shares of common stock. Lance Hudes is the sole managing member of Lotus Funding Group LLC (“Lotus”) and consequently has voting control and investment discretion over securities held by Lotus. Mr. Hudes may be deemed to have beneficial ownership of the securities held by Lotus.

(10)
Represents 29,413 shares of common stock issuable upon the exercise of Warrants received as compensation for placement agent services provided in the Offering.  Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc., is a registered broker dealer. John Borer is the Senior Managing Director of Rodman & Renshaw LLC, and has voting and dispositive power over the shares beneficially owned by Rodman & Renshaw LLC.

(11)	Represents 5,883 shares of common stock upon the exercise of Warrants issued to this selling security holder as an affiliate of the placement agent in the Offering.

(12)	Represents 3,922 shares of common stock upon the exercise of Warrants issued to this selling security holder as an affiliate of the placement agent in the Offering.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCBB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares however we would receive the proceeds from any cash exercises of warrants, which we intend to use for general corporate purposes, including for working capital.

MARKET PRICE OF AND DIVIDENDS ON THE COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “OOIL”.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions. Where applicable, the prices set forth below give retroactive effect to our one-for-thirty reverse stock split which was effected on              , 2011.

	Fiscal Year 2009
	High	Low
First Quarter	$13.50	$9.60
Second Quarter	$14.40	$8.10
Third Quarter	$12.00	$6.60
Fourth Quarter	$11.70	$7.50

	Fiscal Year 2010
	High	Low
First Quarter	$10.50	$7.50
Second Quarter	$9.00	$6.00
Third Quarter	$7.50	$2.40
Fourth Quarter	$6.60	$3.30

	Fiscal Year 2011
	High	Low
First Quarter	$8.10	$5.40
Second Quarter	$6.00	$3.30
Third Quarter	$4.80	$3.60
(through July 19, 2011)

The market price of our common stock, like that of other technology companies, is highly volatile and is subject to fluctuations in response to variations in operating results, announcements of technological innovations or new products, or other events or factors. Our stock price may also be affected by broader market trends unrelated to our performance.

Holders

As of July 19, 2011, we had approximately 351 holders of record of our common stock.  This number does not include beneficial owners whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Dividend Policy

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

Equity Compensation Plan Information

On July 1, 2009, we instituted the OriginOil 2009 Incentive Stock Plan (the “Plan”), after approval by the Board of Directors and a majority of our shareholders.  The purpose of the Plan is to retain executives and selected employees and consultants and reward them for making contributions to the success of the Company.  These objectives are accomplished by making long-term incentive awards under the Plan thereby providing participants with a proprietary interest in our growth and performance.

Under the Plan, 500,000 shares of our common stock were reserved for use after giving effect to the Reverse Split.  The Plan shall be administered by our Board of Directors.

The following table summarizes information as of the close of business on December 31, 2010 about the Plan as adjusted for the Reverse Split.

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	498,291	7.20	1,708
Equity compensation plans not approved by security holders	-	-
Total	498,291	7.20	1,708

During the years ended December 31, 2010 and 2009, after giving effect to the Reverse Split, the Company granted 388,833 and 138,333 stock options, respectively. The stock options vest as follows: 1/48 every 30 days thereafter until the remaining stock options have vested. The stock options are exercisable for a period of five years from the date of grant at an exercise price between $4.50 and $9.60 per share after giving effect to the Reverse Split.  At December 31, 2010, 59,533 options are exercisable by their holders after giving effect to the Reverse Split.

BUSINESS

Organizational History

We were incorporated on June 1, 2007 under the laws of the State of Nevada.  We have only been engaged in our current and proposed business operations since June 2007, and to date, we have been primarily involved in research and development activities.  Our principal offices are located at 5645 West Adams Blvd., Los Angeles, California 90016. Our telephone number is (323) 939-6645. Our website address is www.originoil.com.   Our website and the information contained on our website are not incorporated into this prospectus.

Overview of Business

We are currently developing technologies to help companies produce algae using a cost-effective, high-speed manufacturing process to replace petroleum in various applications such as diesel, gasoline, jet fuel, plastics and solvents, in addition to feed, nutritionals and fertilizer. Algae, unlike other bio-fuel feedstock such as corn and sugarcane, do not destroy vital farmlands and rainforests, disrupt global food supplies or create new environmental problems.

We are developing a number of processes in the areas of algae growth and extraction. Based on our initial commercial transactions, we are primarily focused on algae harvesting.

The OriginOil System is designed to control the harvesting of algae, and intended to result in a concentrate which can be either converted by other companies into bio-oil, bio-gas or bio-carbon for refining into fuel and chemicals, or further separated into lipids and biomass for processing by other companies into valuable products.

At this early stage, to prove our system, we must build, sell and support our system to companies developing such algae production systems. On March 28, 2011, we stated our intention to provide other technologies and integration services to our early stage customers.

Our long-term business model is based on licensing this technology to distributors, manufacturers, engineering service firms, and specialty operators, as well as fuel refiners, chemical and oil companies. We are not in the business of producing and marketing oil or fuel, based on algae, as an end product, nor of developing sales distribution networks or engaging in volume manufacturing.

We have only been engaged in our current and proposed business operations since June 2007, and to date, we have been primarily involved in research and development activities.

Algae Oil Industry Overview and OriginOil’s System

Algae can take many forms, such as seaweed (macro-algae) and kelp. But for oil, we use micro-algae as found in outdoor ponds. Micro-algae is actually a highly efficient biological factory capable of consuming carbon dioxide (CO2), and converting it into a high-density natural oil through photosynthesis. Much of the world's petroleum is actually made up of algae that decomposed over hundreds of millions of years. But by drilling for, extracting, and burning that oil now, we are releasing the CO2 that was absorbed long ago. This "carbon positive" effect is what causes global warming and the acidification of lakes, rivers and oceans.

Algae cultivated today absorbs CO2 from the atmosphere or other CO2 emitted sources.  Burning freshly produced algae oil releases only what it absorbed in the first place, resulting in a balanced "carbon neutral" effect and beneficially displacing the equivalent energy value of fossil fuel. This makes algae oil an environment-friendly oil.

Oil Generation from Algae

Algae reproduce by cellular division. They divide and grow until they fill the space available to them and have consumed all nutrients in it.

In the right environment, fresh algae cells grow and divide exponentially, doubling every few hours, while absorbing all available nutrients, CO2 and light energy.  This is not unique to OriginOil’s technology and process.  Algae are fast growing and each oil-producing algae cell can mature in just hours.  Algae are oil-rich and contain as much as 60% of its dry weight in oil.

Algae typically protect their oil behind a tough cell wall and the challenge is to harvest the oil.  Our technology and systems are intended to control the harvesting and oil extraction cycles in a high-speed, round-the-clock, streamlined industrial production of algae oil. With our technology and other technologies, oil can be extracted in a matter of days from algae cells. With our technology, we believe we can extract a higher volume of oil.

Instead of waiting hundreds of millions years for algae to become oil, OriginOil's breakthrough technology and systems can help transform algae into oil in a matter of days. At this early stage, to prove the systems, we must build, sell and support our systems to companies developing such algae production systems; and prospectively integrate other vendor technologies to assure an end-to-end solution.

Making the Process Viable

To help make the entire algae-to-oil process viable, OriginOil is developing a method for algae harvesting which does not use hazardous chemical solvents.

The process of dewatering and processing algae cells for final products has long represented a challenge — and a final hurdle — for the algae-to-oil industry. Algae cell walls are difficult to break down. Mechanical methods are energy-intensive and often ineffective. Commonly used chemical solvents such as benzene, ether or hexane are toxic and require special handling. Such practices increase operating costs and make it harder to site algae production systems.

In OriginOil's extraction unit, the flowing algae biomass is processed for harvesting using low-wattage, frequency-tuned electromagnetic pulses and other non-chemical methods.

We believe that overcoming this final hurdle for the algae industry will enable low-energy, environmentally-safe and viable, industrialized algae oil production.

Distribution Plan

We are currently proving and scaling up our technology by working with pilot, or strategic, customers.

Ultimately, we intend to distribute our technology through distribution and licensing deals with distributors, manufacturers, engineering service firms, and specialty operators, as well as fuel refiners, chemical and oil companies.

OriginOil’s blend of strategic partnerships in the short to medium term, and distribution/licensing in the long term, offers, in our view, a host of potential advantages, including:

•	limited capital requirements
•	cleaner balance sheet and minimal leverage requirements
•	no capital cost for manufacturing, no time wasted on building distribution
•	collaborate with major players instead of competing with them
•	diversified revenue streams (large customer sales now, blending into licensing annuities)

Petroleum Alternatives Are Our Future

Driven by rising oil prices, Kyoto protocol and global warming concerns, countries worldwide are increasingly embracing petroleum alternatives such as ethanol, biodiesel and renewable gasoline, diesel and jet fuel, which can curb their dependence on imported oil with minimal infrastructure change. We believe the market for a new oil is proven and expanding rapidly.

OriginOil’s technology, based on algae, is targeted at fundamentally changing the world’s source of oil without disrupting the environment or food resources. An endless supply of this new oil can be used in many products like diesel, gasoline, jet fuel, plastics and solvents without the global warming effects of petroleum.

We believe that only by industrializing the manufacture of new oil can the current and future demands of global industrialization be met.

Benefits of Algae Oil Production

Cleaner to Produce and Burn

Petroleum contains sulfur and other toxins. It is a heavy pollutant. Drilling operations are highly noxious; crude spills on sea and land are natural catastrophes; and refineries produce heavy pollutants. By contrast, the algae production process generates no toxins — it’s a lot like growing grass hydroponically, in water without soil. Oil created using OriginOil technology generates no heavy metals or sulfur when burned, and a reduced output of greenhouse gases.

Can Be Produced Close to Point of Demand

Petroleum often travels tens of thousands of miles to reach its destination. This adds cost and gives suppliers a stranglehold on consumers. Using OriginOil technology, fuel can now be produced close to the site of usage and demand — virtually eliminating the transport cost of petroleum. In the future, portable systems based in part on OriginOil technology may be transported to the point of demand and quickly start producing oil for electricity generation or fuel.

Does Not Compete with Food

The ethanol mandate is already having a disastrous effect on food prices. Fast-rising prices of corn have caused havoc in global food supplies and the commodities markets. Using algae as a feedstock, including to replace corn in ethanol production, avoids creating shortages in food supplies or markets.

Works with Existing Refineries

Unlike other solutions which bypass the existing refining infrastructure, algae production enables the production of fully compatible fuels. The petroleum industry has already announced plans to support the refining of biofuels. Of these, algae oil, or bio-crude created from the whole algae mass is most like petroleum in structure as it can be readily “cracked” into the lighter components of crude oil such as jet fuel, diesel, gasoline, solvents and plastics.

Works With Existing Gas Stations and Vehicles

Most solutions to the energy problem require massive new infrastructure: hybrids require new cars with toxic batteries; hydrogen cars need a new fuel network; and electric cars need their own recharging stations.  By contrast, fuel refined from systems using OriginOil technology can be seamlessly integrated into the current petroleum distribution system.

A Complete Solution to Produce a New Oil

Companies implementing algae oil production systems will need to know that they can generate product consistently at a competitive price. In our view, OriginOil’s processes can help ensure that these companies can confidently plan and invest in algae as a fuel and valuable set of by-products. Our industrial processes, however, have not yet been externally validated or peer reviewed. At this stage, to prove our technology and systems, we must build, sell and support our technology and systems to companies developing algae production systems.

Competitors

Our achievement of business success will be based on the validity of our technology which can only be determined after we have a complete and validated industrial process. At that time, we can begin to assess competitive issues, including our position in the industry and methods of competition.

Companies in the new algae fuels industry tend to organize themselves as integrated producers and to keep their intellectual property to themselves.  We believe that the algae industry will be far too great for any one company to dominate, and companies will succeed that do not compete with their customers and partners.

With respect to our focus in harvesting and oil extraction technology, we are aware that Algae Ventures, Cavitation Technologies, Diversified Technologies, Evodos, New Oil Resources, Open Algae LLC, Phycal, SRS Energy (aka Solution Recovery Services), Unitel Technologies, Inc, Pall Energy Group and Smartflow Technologies are developing competing or possibly complementary technologies.

These companies have also advertised technology which they claim will enable the efficient production of algal oil and other algae culture derivatives. We believe our technology may, in some cases, complement these companies’ offerings, however there is no guarantee that our technology will produce more efficiently or cost-effectively than these other technologies.

The market for the manufacture, marketing and the sale of alternative fuels is highly competitive. Such competition could drive up the cost of retaining qualified engineers, chemists and other key employees, as well as other operating expenses. Moreover, if production capacity in the industry increases faster than demand for alternative fuels, sales prices could be depressed. Increases in the alternative energies as well as falling oil prices may negatively affect demand and the competitive position of our technology.

Competition from other alternative fuels will likely increase if prices of energy on the commodities markets, including oil and bio-diesel, rise, as they have in recent years. Additionally, new companies are constantly entering the market, thus increasing the competition. This could also have a negative impact on us or our customers’ ability to obtain additional capital from investors. Larger foreign owned and domestic companies which have been engaged in the alternative energy business for substantially longer periods of time may have access to greater financial and other resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own fuel manufacturing and marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we or our customers are unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operation and financial condition.

Suppliers and Customers

Our business model is based on licensing this technology to prospective customers such as fuel refiners, chemical and oil companies.   We are not in the business of producing and marketing oil or fuel, based on algae, as an end product, nor of building machinery for customers to build refining plants.  The direct and indirect costs associated with our process for producing oil from algae and other biofuels, therefore, is not relevant to our business.

Currently, our only customer is MBD Energy.  We are working with MBD Energy to validate our technology as we must build, sell and support devices to companies developing such algae production systems.

Government and Environmental Regulation

We are not aware of any existing or probable government regulations that would negatively impact on our operations.  As a licensor we are not subject to government regulations of algae production. However, our prospective customers are subject to local, state and federal laws and regulations governing environmental quality and pollution control. To date, our compliance with government regulations has had no material effect on our operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. We are unable to assess or predict at this time what effect additional regulations or legislation could have on our activities.

We are part of a new and emerging biofuels industry that may become subject to economic and other regulations that may have an adverse effect on the entire industry and subsequently our business. For example, the cost of biofuels has historically been higher than petroleum, therefore the lack of governmental subsidies for biofuels may limit the demand and marketability of our technology.

Our long-term business model is based on licensing our technology to distributors, manufacturers, engineering firms, specialty operators, as well as, fuel refiners, chemical and oil companies, for building, installing and operating algae production systems in varied applications for bio-fuels, bio-chemicals, and animal feed and human nutritional feedstocks.  We are not in the business of producing and marketing oil or fuel, based on algae, as an end product, nor of developing sales distribution networks or engaging in volume manufacturing. As a result, we are not currently required to obtain government approval for the production, distribution, and/or use of our technology.

Intellectual Property

Since our business is based on licensing of our technology and not manufacturing oil, it is critical to us that we achieve one or more patents. We have filed the following patent applications with the U.S. Patent and Trademark Office:

1.
on July 28, 2007, to protect the intellectual property rights for “Algae Growth System for Oil Production”. The inventors listed on the patent application are Nicholas Eckelberry and T. Riggs Eckelberry, our founders. The Company is listed as the assignee.  On January 29, 2009 the application published with the publication number US 2009-0029445 A1.  We have received initial correspondence from the USPTO, with respect to this patent application.  A final rejection was mailed on April 26, 2011 and we intend to file  a Request for Continued Examination and Amendment prior to the deadline.

2.
on May 23, 2008, to protect the intellectual property rights for “Apparatus And Method For Optimizing Photosynthetic Growth In a Photo Bioreactor”. The inventors listed on the patent application are Steven Shigematsu and Nicholas Eckelberry. The Company is listed as the assignee. On November 26, 2009 the application published with the publication number US US 2009-0291485 A1.  We have received initial correspondence from the USPTO, with respect to this patent application.  A request for a Corrected Election was mailed June 20, 2011 and we intend to file a response prior to the deadline.

3.
on May 30, 2008, to protect the intellectual property rights for “Modular Portable Photobioreactor System”. The inventors listed on the patent application are Steven Shigematsu and Nicholas Eckelberry. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

4.
on January 6, 2009, to protect the intellectual property rights for “Apparatus And Method For Optimizing Photosynthetic Growth In A Photobioreactor”. The inventor listed on the patent application is Nicholas Eckelberry. The Company is listed as the assignee. This application is a Continuation In Part from a previously filed application. We have not received any correspondence from the USPTO, with respect to this patent application.

5.
on April 17, 2009, to protect the intellectual property rights for “Device and Method for Separation, Cell Lysing and Flocculation of Algae From Water”. The inventor listed on the patent application is Nicholas Eckelberry. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

6.
on July 13, 2009, to protect the intellectual property rights for “Algae Growth Lighting and Control System”. The inventors listed on the patent application are Scott Fraser, Vikram Pattarkine, Ralph Anderson and Nicholas Eckelberry. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

7.
on July 26, 2009, to protect the intellectual property rights for “Procedure For Extraction Of Lipids From Algae Without Cell Sacrifice”. The inventors listed on the patent application are Paul Reep and Scott Fraser. The Company is listed as the assignee. This application was refiled as a provisional application on August 13, 2010. We have not received any correspondence from the USPTO, with respect to this patent application.

8.
on September 30, 2009, to protect the intellectual property rights for “Methods and Apparatus for Growing Algae on a Solid Surface”. The inventors listed on the patent application are and Scott Fraser and Vikram Pattarkine. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

9.
on April 20, 2010, to protect the intellectual property rights for “Systems, Apparatus and Methods for Obtaining Intracellular Products and Cellular Mass and Debris from Algae and Derivative Products and Process Use Thereof”. The inventors are Nicholas Eckelberry, Michael Green, and Scott Fraser. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

10.
on June 18, 2010, to protect the intellectual property rights for “Bio-Energy Reactor”. The inventors listed on the patent application are Michael Green, and Nicholas Eckelberry. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

On June 17, 2011, the above provisional application was converted to a PCT application, which embraces improvements made to the previously sought claims to strengthen this invention, which directly converts solar energy to electrical energy via an algal and water medium. The inventors listed on the patent application are Michael Green and Nicholas Eckelberry. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this application.

11.
on October 17, 2010, to protect the intellectual property rights for “Methods and Apparatus for Dewatering, Flocculation and Harvesting of Algae Cells”. The inventors listed on the patent application are Michael Green, Nicholas Eckelberry, Scott Fraser and Brian Goodall. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this application.

12.
on October 19, 2010, to protect the intellectual property rights for “Methods and Apparatus for Dewatering, Flocculation and Harvesting Algae Cells”. The inventors listed on the patent application are Michael Green, Nicholas Eckelberry, Scott Fraser, and Brian Goodall. The Company is listed as the assignee. This application contains improvements to the above application, where earlier priority date will be sought. We have not received any correspondence from the USPTO, with respect to this patent application.

13.
on October 19, 2010, to protect the intellectual property rights for “Systems and Methods for Extracting Non-Polar Lipids from an Aqueous Algae Slurry and Lipids Produced Therefrom”. The inventors are Nicholas Eckelberry, Michael Green, and Scott Fraser. The Company is listed as the assignee.  On April 28, 2011 the application published with the publication number US 2011-0095225 A1.  We have received initial correspondence from the USPTO, with respect to this patent application.

14.
on March 18, 2011, to protect the intellectual property rights for “Enhancing Algae Growth by Reducing Competing Microorganisms in a Growth Medium”. The inventors listed on the patent application are Michael Green, Scott Fraser, Nicholas Eckelberry, and Jose Sanchez Pina. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

15.
on April 4, 2011, to protect the intellectual property rights for “Multi-Plane Growth Apparatus and Method”. The inventor listed on the patent application is Chris Beaven. The Company is listed as the assignee. This invention was a re-filing of a previous provisional patent application which expanded developments not publicly disclosed, by the inventor Chris Beaven, or the Company. We have not received any correspondence from the USPTO, with respect to this patent application.

16.
on May 21, 2011, to protect the intellectual property rights for “Systems and Methods for Monitoring and Controlling Process Chemistry Associated with Biomass Growth, Oil Product and Oil Separation in Aqueous Mediums”. The inventors listed on the patent application are Paul Reep and Gavin Grey. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to this patent application.

We abandoned the pursuit of two provisional patent filings filed in 2008 relating to “In-Line Lysing And Extraction System For Microorganisms” and “Renewable Carbon Sequestering Method Of Producing Pollution Free Electricity”.  Neither patent is required for our business or products and we are focusing our efforts on the patent applications listed above.

Employees

As of July 19, 2011, we have 9 full-time employees. We have not experienced any work stoppages and we consider relations with its employees to be good.  On 1 September 2009, CTO Dr. Vikram Pattarkine requested a transition from full-time to part-time employment and accepted a new title as Chief Scientist. On March 1, 2010, he transitioned from part-time employment to consultancy status with a new title of Consulting Scientist. These changes were occasioned by Dr. Pattarkine’s difficulty in relocating to the company headquarters in Los Angeles. Dr. Brian Goodall succeeded Dr. Pattarkine as CTO on 28 June 2010 and resigned effective 15 March 2011, in part to be located closer to family. On 15 March 2011, Paul Reep joined the company as Senior Vice President for Technology, taking over Dr. Goodall’s functions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview of Business

We are currently developing technologies to help companies produce algae using a cost-effective, high-speed manufacturing process to replace petroleum in various applications such as diesel, gasoline, jet fuel, plastics and solvents, in addition to feed, nutritionals and fertilizer. Algae, unlike other bio-fuel feedstock such as corn and sugarcane, do not destroy vital farmlands and rainforests, disrupt global food supplies or create new environmental problems.

We are developing a number of processes in the areas of algae growth and extraction. Based on our initial commercial transactions, we are primarily focused on algae harvesting.

The OriginOil System is designed to control the harvesting of algae, and intended to result in a concentrate which can be either converted by other companies into bio-oil, bio-gas or bio-carbon for refining into fuel and chemicals, or further separated into lipids and biomass for processing by other companies into valuable products.

At this early stage, to prove our system for wide-scale distribution and licensing, we must build, sell and support our system to companies developing such algae production systems. On March 28, 2011, we stated our intention to provide other technologies and integration services to our early stage customers.

Our long-term business model is based on licensing this technology to distributors, manufacturers, engineering service firms, and specialty operators, as well as fuel refiners, chemical and oil companies. We are not in the business of producing and marketing oil or fuel, based on algae, as an end product, nor of developing sales distribution networks or engaging in volume manufacturing.

We have only been engaged in our current and proposed business operations since June 2007, and to date, we have been primarily involved in research and development activities.

Reverse Stock Split

Effective on               2011, we effectuated a reverse stock split with a ratio of one-for-thirty, whereby each thirty issued and outstanding shares of common stock was combined into one share of common stock (the “Reverse Split”).

Throughout this prospectus, each instance which refers to a number of shares of our common stock, refers to the number of shares of common stock after giving effect to the Reverse Split, unless otherwise indicated.   References to a number of shares of common stock in our historical financial statements for the three month period ended March 31, 2011, and for the years ended December 31, 2010 and 2009, are reported on a pre-Reverse Split basis.

Critical Accounting Policies

The SEC defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Not all of the accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.

Revenue Recognition

We will recognize revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured. To date, we have had insignificant revenues.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Fair value of financial Instruments requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of March 31, 2011, the amounts reported for cash, prepaid expenses, accounts payable, accrued expenses, approximate the fair value because of their short maturities.

Recent Accounting Pronouncements

Management reviewed accounting pronouncements issued during the three months ended March 31, 2011, and no pronouncements were adopted during the period.

Results of Operations

March 31, 2011 compared to the three months ended March 31, 2010

	Three Months Ended
	March 31, 2011 (Unaudited)	March 31, 2010 (Unaudited)

Revenue	$102,000	$-

Operating Expenses	912,583	673,802

Loss from Operations before Other Income/(Expense)	(810,583)	(673,802)

Other Income/(Expense)	(2,921)	28

Net Loss	$(814,304)	$(674,574)

Revenue

Revenue for the three months ended March 31, 2011 increased to $102,000 as compared to $0 for the three months ended March 31, 2010. There were no associated costs of goods sold in any of the years represented.

To date we have had minimal revenues due to our focus on product development and testing. Revenues earned were part of a purchase order from MBD Energy for a single step oil extraction and additional piece of equipment.

Operating Expenses

Operating expenses consist of general and administrative expenses, research and development and depreciation and amortization expense.

General and administrative (“G&A”) expenses increased by $213,074 to $715,582 for the three months ended March 31,  2011, compared to $502,508 for the prior period March 31, 2010. The increase in G&A expenses was due primarily to an increase in investor relations to promote the Company, and non-cash stock compensation cost.

Research and development (“R&D”) cost increased by $34,646 to $194,444 for the three months ended March 31, 2011, compared to $159,798 for the prior period March 31,2010. The increase in R&D costs was primarily due to an increase in salaries.

Net Loss

Our net loss increased by $(139,730) to $(814,304) for the three months ended March 31, 2011, compared to $(674,574) for the prior period March 31, 2010. The majority of the increase is due to accounting for non-cash stock compensation expense. Currently operating costs exceed revenue because sales are not yet sufficient to cover costs.  We cannot assure when or if revenue will exceed operating costs.

December 31, 2010 compared to the year ended December 31, 2009

The following table presents our results of operations for the year ended December 31, 2010 and compared to the year ended December 31, 2009.

	Year Ended
	December 31, 2010 (Audited)	December 31, 2009 (Audited)

Revenue	$45,000	$-

Operating Expenses	4,522,914	4,915,113

Loss from Operations before Other Income/(Expense)	(4,477,914)	(4,915,113)

Other Income/(Expense)	(2,386)	842

Net Loss	$(4,480,600)	$(4,915,071)

Revenue

For the years ended December 31, 2010 and 2009, we generated revenues of $45,500 and $0. There were no associated costs of goods sold in any of the years represented.

To date we have had minimal revenues due to our focus on product development and testing.  Revenues earned were part of a May 2010 agreement to supply MBD Energy with its algae-to-oil technology platform. The first phase, totaling $108,000, is being supplied on a one-year lease-to-own basis, with payments being made quarterly.  In January, 2011, MBD Energy, issued a purchase order for $150,000 to purchase a single step oil extraction and additional piece of equipment.

General and Administrative Expenses

Operating expenses consist of general and administrative expenses, research and development and depreciation and amortization expense.

General and administrative (“G&A”) expenses decreased by $(254,404) to $3,814,538 for the year ended December 31, 2010, compared to $4,068,942 for the prior year ended December 31, 2009. The decrease was primarily due to a decrease of $934,391 in stock warrant compensation expense partially offset by an aggregate increase of $689,663 in salaries, public relations and marketing expense.

Research and development (“R&D”) cost decreased by $(128,052) to $662,347 for the year ended December 31, 2010, compared to $790,399 for the prior year ended December 31, 2009. R&D costs consist primarily of salaries, outside consultants, and supplies for research of product development and testing.

Net Loss

Our net loss decreased by $(434,471) to $(4,480,600) for the year ended December 31, 2010, compared to $(4,915,071) for the prior year ended December 31, 2009. The majority of the decrease is due to the non-cash stock compensation expense and research and development. Currently operating costs exceed revenue because sales are not yet sufficient to cover costs.  We cannot assure when or if revenue will exceed operating costs.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

At March 31, 2011 and December 31, 2010, we had cash of $554,484 and $238,424, respectively and working capital of $227,747 and $544,586, respectively.  This increase in working capital was due primarily to equity financing.  In July 2011, we issued Debentures in an aggregate principal amount of $1,176,000 together with Warrants to purchase an aggregate of 392,170 shares of our common stock resulting in gross proceeds of $1,000,000.

To date we have principally financed our operations through the sale of our common stock and the issuance of debt.

We do not have any material commitments for capital expenditures during the next twelve months.  Although our proceeds from a recently completed private placement together with revenue from operations are currently sufficient to fund our operating expenses, we will need to raise additional funds in the future so that we can expand our operations. Therefore our future operations are dependent on our ability to secure additional financing.  Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and a downturn in the U.S. equity and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we may have to curtail our marketing and development plans and possibly cease our operations.

Net cash used in operating activities for the year ended December 31, 2010 was $(2,728,430) compared to $(2,678,694) for the prior year ended December 31, 2009.  The increase in net cash used in operating activities was primarily due to an increase in accounts payable, other payables, other receivables, and a decrease in prepaid expense. Net cash used in investing activities was $(43,233) for the year ended December 31, 2010, compared to $(24,511) for the prior year ended December 31, 2009. The increase of cash used by investing activities was due primarily to an increase in expenditures for patents and small tangible assets. Net cash flows provided from financing activities was $2,653,908 for the year ended December 31, 2010, as compared to $2,479,329 for the prior year ended December 31, 2009. The increase in cash provided from financing activities was due primarily to proceeds received from the issuance of common stock.

Net cash used in operating activities was $(696,580) for the three months ended March 31, 2011, compared to $(592,972) for the prior period March 31, 2010. The increase of $(103,608) in cash used in operating activities was due to an increase in net loss of $(139,730), plus an increase in accrued expenses and other receivables. The net loss includes non-cash expenses of depreciation, stock issued for services, and stock compensation expense. Currently operating costs exceed revenue because sales are not yet significant. Net cash flows provided from financing activities was $1,012,640 for the three months ended March 31, 2011, as compared to $460,181 for the prior period March 31, 2010. The increase in cash provided from financing activities was due to equity financing.

We have estimated our current average burn, and believe that we have assets to ensure that we can function without liquidation over the next twelve months, due to our cash on hand, growing revenue, and our ability to raise money from our investor base.  Based on the aforesaid, we believe we have the ability to continue our operations for the foreseeable future and will be able to realize assets and discharge liabilities in the normal course of operations.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

Related Party Transactions

We are currently not party to any related party transactions.

DESCRIPTION OF PROPERTY

Our principal offices are located at 5645 West Adams Blvd., Los Angeles, CA 90016. We rent 7,500 square feet of space in a corporate building at a current monthly rent of $10,123.78. Our lease expires August 31, 2011 and is extendable under certain conditions until May 30, 2012.

LEGAL PROCEEDINGS

From time to time we may be a defendant and plaintiff in various legal proceedings arising in the normal course of our business. We are currently not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of our business. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each. There are no family relationships among any of our directors and executive officers.

Name	Age	Position
T. Riggs Eckelberry	59	Chief Executive Officer, Chairman of the Board of Directors, Secretary, Treasurer, President and acting Chief Financial Officer.

Ivan Ivankovich	44	Director

Paul Reep	62	Senior Vice President of Technology and Director

T. Riggs Eckelberry - Chief Executive Officer, Chairman of the Board of Directors, Secretary, Treasurer, President and acting Chief Financial Officer.

Mr. Eckelberry has served as our Chief Executive Officer, Chairman, Secretary, Treasurer, President and acting Chief Financial Officer since our inception in June 2007. Mr. Eckelberry, co-inventor of the Company’s technology, brings his veteran technology management skills to the alternative energy sector. In 2007, he developed and launched OriginOil. As President and COO of CyberDefender Corporation from 2005 to 2006, he was instrumental in building the company and its innovative product line, helping to achieve initial funding and a public company filing at the end of 2006. Previously, as founder and President of TechTransform, a technology consulting firm, he specialized in high tech launches and turnarounds, helping to turn around YellowPages.com in 2004, resulting in its sale for $100 million to SBC/BellSouth, and in 2003 helping to make Panda Software a key player in the US market as the General Manager of its US unit. During the high tech boom of the 1990s, he was responsible for the global brand success of the software product, CleanSweep; as Chief Operating Officer of MicroHouse Technologies, he drove record sales and a modernization of the company’s technology, helping to achieve a successful sale of the company to Earthweb; and as VP Marketing of venture-backed TriVida, he was a key member of the team that commercialized the company’s technology and achieved the sale of this technology company to BeFree, Inc. (now part of ValueClick: VCLK).  As one of the founders of the Company and a recognized expert in the algae oil area, Mr. Eckelberry’s experience and qualifications are essential to the Board of Directors.

Ivan Ivankovich - Director

Mr. Ivankovich has served as our director since our inception in June 2007. Ivan Ivankovich has over 20 years of financial and operational expertise. Since 2006 to present, he has served as consultant and advisor to several technology companies. From 2005 to 2006, he served as the managing director of VisionPoint Capital, a boutique investment bank, advising clients in the middle market. From 2003 to 2005, he served as the Chief Financial Officer of YellowPages.com, an on-line directory of national and local merchants. Prior to YellowPages.com, from 2001 to 2003, he served as Vice President of Portfolio Operations at Platinum Equity, a global acquisition firm where he managed and operated certain of its portfolio companies. Over the years, he also served as a senior financial executive for venture-backed companies such as, HealthAllies and TriVida Corporation, which was acquired by Befree Inc. (now part of ValueClick: VCLK). He started his career with Ernst & Young in their audit practice in Los Angeles. A Certified Public Accountant and a member of the California Society of CPAs, he earned his B.A. in Business Economics with an emphasis in accounting from the University of California, Santa Barbara.  Mr. Ivankovich’s financial experience is invaluable to the Company and necessary to the function of the Board of Directors at this point in its development.

Paul Reep - Director

Mr. Reep has served as our Senior Vice President of Technology and director since March 2011. With more than 25 years of senior management experience in technology and engineering, Mr. Reep has a proven ability for facilitating government and private sector partnerships, including a major multi-agency technology transfer initiative with the Departments of Commerce, Energy, Interior, Agriculture, and the Environmental Protection Agency. The result of this work is still ongoing at the Department of Energy, where bio-energy is a key mission area.  Mr. Reep joins the Company from the USC Stevens Institute for Innovation where he served as Manager of Technology Advancement and Licensing from 2007 to 2011.  Prior to his work at the USC Stevens Institute for Innovation, Mr. Reep was President and Chief Technology Officer of Manakoa Services from 2005 to 2007.  Mr. Reep also served as the Chief Technology Officer of Applied DNA Sciences from 2004 to 2007.  Paul’s experience with developing technology companies contributes to the Board of Directors during this stage in the Company’s growth.

Election of Directors

Our directors are elected by the vote of a majority in interest of the holders of our voting stock and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business.  The directors must be present at the meeting to constitute a quorum.  However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors individually or collectively consent in writing to the action.

Committees of the Board of Directors

We have not formally designated a nominating committee, an audit committee, a compensation committee, or committees performing similar functions. Based on the size of our company, our Board of Directors has not yet designated such committees.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our Board of Directors.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to all our directors, officers (including our chief executive officer, chief financial officer and any person performing similar functions) and employees. We have made our Code of Ethics available on our website at www.originoil.com.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation (including cash bonuses) paid or accrued by us to our Chief Executive Officer from January 1, 2008 to December 31, 2010:
Name and Principal Position	Year	Salary ($)	Bonus ($)s	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ()	All other Compensation	Total ($)

T. Riggs Eckelberry Chief Executive Officer
	2008	260,000	0	0	0	0	0	260,000
	2009	260,000	110,000	0	0	0	0	370,000
	2010	260,000	100,000	0	0	0	0	360,000

Employment Agreements

We currently have no employment agreements with our executive officers.  We currently pay the Chief Executive Officer an annual salary of $260,000. Bonus payments, if any, will be determined by the Board of Directors.

Independent members of our Board of Directors, acting as a compensation committee, reviewed the compensation policies and practices relating to the compensation provided to our employees to determine whether such policies and practices are reasonably likely to have a material adverse effect on the Company.  Based on such review, we determined that any risks associated with our compensation policies and practices were not reasonably likely to have a material adverse effect on us.  In reaching that conclusion, the directors considered, among other factors, that salary and annual bonus programs, the two primary methods of compensation provided to our employees, were appropriately mitigated because salary levels and bonuses are generally discretionary in nature and considered on an annual basis.  In addition, we considered the overall level of our pay practices, including our incentive compensation awards and practices, in making this determination.

Employee Benefit Plans

Beginning June 1, 2008, we implemented a company health plan for our employees.

Compensation of Directors

Our directors currently do not receive monetary compensation for their service on the Board of Directors.  Directors may receive compensation for their services in the future and reimbursement for their expenses as shall be determined from time to time by resolution of the Board of Directors.

In 2009, Ivan Ivankovich and Adam Meislik, both independent directors at the time of issuance, were granted warrants, exercisable at $9.30 (after giving effect to the Reverse Split), that expire on July 1, 2014.  After giving effect to the Reverse Split, Ivan Ivankovich received 33,334 warrants, valued at $179,417, using the Black Scholes method.  After giving effect to the Reverse Split, Adam Meislik received 66,667 warrants, valued at $358,833 using the Black Scholes method. In 2010, they were granted warrants to purchase 66,667 shares of our common stock, exercisable at $6.00, that expire on December 22, 2015 after giving effect to the Reverse Split.  The warrants were valued at $220,000 using the Black-Scholes method.

The compensation paid by us to the non-employee directors for fiscal year 2010 is set forth in the table below:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	All Other Compensation ($) (g)	Total ($) (h)
Ivan Ivankovich	-	-	220,000	-	-	220,000
Adam Meislik	-	-	220,000	-	-	220,000

On March 9, 2011, Adam Meislik resigned from our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are currently not party to any related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 19, 2011 by (i) each director, (ii) each executive officer, (iii) all directors and executive officers as a group, and (iv) each person who beneficially owns more than five percent of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC. The percentage ownership of each beneficial owner is based on 6,870,808 outstanding shares of common stock after giving effect to the Reverse Split. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name and Title of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Shares
T. Riggs Eckelberry, Chief Executive Officer, Chairman, Secretary, Treasurer, President and aciting Chief Financial Officer	1,271,797	18.5%

Ivan Ivankovich, Director (2)	114,999	1%

Paul Reep, Senior Vice President of Technology and Director (3)	67,250	1.6%

Nicholas Eckelberry	500,000	7.3%

Directors and executive officers as a group (3 persons)	1,454,047	21.1%

(1)	Amounts set forth in the table and footnotes gives effect to a one-for-thirty reverse stock split that we effected on , 2011.

(2)
Represents 15,000 shares of our common stock, a warrant to purchase 33,333 shares of our common stock at a price of $9.30 per share, and a warrant to purchase 66,666 shares of our common stock at a price of $6.00 per share.

(3)
Represents 2,667 shares of our common stock, a warrant to purchase 25,000 shares of our common stock at a price of $9.30 per share, a warrant to purchase 33,333 shares of our common stock at a price of $6.90 per share, and an option to purchase 6,250 shares of our common stock at a price of $4.20 per share.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our Articles of Incorporation, as amended, authorize the issuance of 18,333,334 shares of capital stock, of which there are authorized 16,666,667 shares of common stock, par value $0.0001 per share, and 1,666,667 shares of blank-check preferred stock, par value $0.0001 per share.  On            2011, we effected thirty-for-one reverse stock split.

Capital Stock Issued and Outstanding

As of July 19, 2011, we had issued and outstanding after giving effect to our Reverse Split:

•	6,870,808 shares of common stock;

•	0 shares of preferred stock;

•	Options to purchase 421,625 shares of our common stock;

•
Warrants to purchase 1,680,933 shares of our common stock, including Warrants to purchase 392,170 shares of our common stock in our July 2011 private placement and placement agent warrants to purchase 39,218 shares of our common stock; and

•
Debentures convertible into 514,860 shares of our common stock, including 24,648 shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the Debentures in shares of common stock.

Description of Common Stock

We are authorized to issue 16,666,667 shares of common stock, par value $0.0001 per share after giving effect to the Reverse Split. As of July 19, 2011, we had 6,870,808 shares of common stock outstanding after giving effect to the Reverse Split.

The holders of the shares of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon the liquidation, dissolution or winding up of our affairs. Holders of shares of common stock do not have preemptive, subscription or conversion rights.

Holders of shares of common stock are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of our outstanding voting securities can elect all of the directors of the Company.

The payment by us of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in its business.

Description of Warrants

The Warrants may be exercised at any time for a period of five years from the date of issuance and have an exercise price of $2.40, after giving effect to an anti-dilution full ratchet adjustment and the Reverse Split and subject to further adjustment as set forth therein.  The Warrants may be exercised on a cashless basis if after the six month anniversary of the closing date there is no effective registration statement registering the shares underlying the Warrants.

The Warrants provide for full-ratchet anti-dilution protection in the event that any shares of common stock, or securities convertible into common stock, are issued at less than the exercise price of the Warrants then in effect, subject to customary exceptions.

Description of Debentures

The Debentures have an aggregate principal amount of $1,176,500 and will become due and payable on July 11, 2012. The Debentures may be converted at any time at the option of the investors into shares of our common stock. The conversion price of the Debentures is $2.40 after giving effect to an anti-dilution full ratchet adjustment and the Reverse Split and is subject to further adjustment as set forth in the Debentures. The Debentures bear interest at the rate of 5% per annum increasing to 18% in an event of default. Interest is payable quarterly payable in cash and/or, if certain equity conditions have been met, in shares of our common stock at an interest conversion rate equal to the lesser of $2.40 or 90% of the daily volume weighted average price of our common stock in the 20 trading days prior to the date the quarterly interest payment is due (or the date of delivery of the interest conversion shares if such shares are delivered after the date the quarterly interest payment is due). We are subject to certain liquidated damages if we fail to timely effectuate a conversion under the terms of the Debentures.

The Debentures further provided that if we conduct an offering resulting in gross proceeds of at least $2 million, then each Investor shall have the option to require us to redeem up to 50% of the then outstanding principal amount of the Debenture held by them for cash equal to the principal amount being redeemed plus accrued and unpaid interest thereon and any liquidated damages or other amounts due in respect of such Debenture.

The Debentures are unsecured, general obligations of our company, and rank pari passu with our other unsecured and unsubordinated liabilities.  The Debentures are not subject to voluntary prepayment by us prior to maturity and are identical for all of the Investors except for principal amount.

The Debentures provide for full-ratchet anti-dilution protection in the event that any shares of common stock, or securities convertible into common stock, are issued at less than the conversion price of the Debentures then in effect, subject to customary exceptions.

Registration Rights Agreements

Pursuant to the registration rights agreement entered into between us and the investors in our July 2011 private placement, we agreed to register the resale of the shares of common stock underlying the Debentures and Warrants on or prior to 60 days following the closing date and to use our commercially reasonable efforts to cause the registration statement to be declared effective  within 120 days following the closing date (or 150 days in the event of a full review by the SEC). The registration rights agreement provides for the payment of penalties of 1% up to an aggregate of 10% of the purchase price paid by the investors upon the occurrence of certain events outlined in the registration rights agreement, including, our failure to timely file the registration statement or have the registration statement timely declared effective as required by the registration rights agreement.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our articles of incorporation include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents of the Company to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.   Sichenzia Ross Friedman Ference LLP beneficially owns 12,500 shares of our common stock after giving effect to the Reverse Split.

EXPERTS

HJ Associates & Consultants, LLP our  independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2010 and 2009 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE .

None.
WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of OriginOil, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

FINANCIAL INFORMATION INDEX

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
OriginOil, Inc.
Los Angeles, California

We have audited the balance sheets of OriginOil, Inc. as of December 31, 2010 and 2009, and the related statements of operations, shareholders' equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OriginOil, Inc. as of December 31, 2010 and 2009, and the results of its operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ HJ Associates & Consultants, LLP
HJ Associates & Consultants, LLP
Salt Lake City, Utah
March 30, 2011

ORIGINOIL, INC.
BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS
CURRENT ASSETS
Cash & cash equivalents	$238,424	$356,179
Prepaid expenses	86,996	32,867
Other receivables	14,018	-
TOTAL CURRENT ASSETS	339,438	389,046

PROPERTY & EQUIPMENT
Machinery & equipment	1,372	1,372
Furniture & fixtures	27,056	27,056
Computer equipment	26,304	22,268
Leasehold improvements	94,914	94,914
	149,646	145,610
Less accumulated depreciation	(114,927)	(68,898)
NET PROPERTY & EQUIPMENT	34,719	76,712

OTHER ASSETS
Patents	84,833	45,636
Trademark	4,467	4,467
Security deposit	9,650	9,650
TOTAL OTHER ASSETS	98,950	59,753

TOTAL ASSETS	$473,107	$525,511

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$56,288	$1,391
Accrued expenses	46,942	52,985
Credit card payable	-	470
Other payables	8,461	872
TOTAL LIABILITIES	111,691	55,718

SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 50,000 authorized preferred shares	-	-
Common stock, $0.0001 par value; 500,000,000 authorized common shares 184,609,682 and 159,321,232 shares issued and outstanding	18,462	15,933
Additional paid in capital	11,506,494	7,160,260
Common stock subscription payable	184,500	161,040
Accumulated deficit	(11,348,040)	(6,867,440)
TOTAL SHAREHOLDERS' EQUITY	361,416	469,793

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$473,107	$525,511

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
STATEMENTS OF OPERATIONS

	Years Ended
	December 31, 2010	December 31, 2009

REVENUE	$45,500	$-

General & administrative expenses	3,814,538	4,068,942
Research & development	662,347	790,399
Depreciation & amortization expense	46,029	55,772

TOTAL OPERATING EXPENSES	4,522,914	4,915,113

LOSS FROM OPERATIONS BEFORE OTHER INCOME/(EXPENSE)	(4,477,414)	(4,915,113)

OTHER INCOME/(EXPENSE)
Interest income	6	29
Dividend income	32	899
Penalties	(2,424)	(86)

TOTAL OTHER INCOME/(EXPENSES)	(2,386)	842

LOSS BEFORE PROVISION FOR TAXES	(4,479,800)	(4,914,271)

Income taxes	(800)	(800)

NET LOSS	$(4,480,600)	$(4,915,071)

BASIC LOSS PER SHARE	$(0.03)	$(0.03)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING BASIC AND DILUTED	167,136,623	150,941,578

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
STATEMENTS OF SHAREHOLDERS’ EQUITY

			Additional	Common
	Common stock		Paid-in	Stock	Accumulated
	Shares	Amount	Capital	Payable	Deficit	Total
Balance at December 31, 2008	144,180,050	$14,418	$1,827,980	$804,200	$(1,952,369)	$694,229

Common stock issued for cash and subscription payable	15,141,182	1,515	3,123,988	(643,160)	-	2,482,343

Options and warrant compensation expense	-	-	2,211,306	-	-	2,211,306

Stock issuance cost	-	-	(3,014)	-	-	(3,014)

Net Loss for the year ended December 31, 2009	-	-	-	-	(4,915,071)	(4,915,071)
Balance at December 31, 2009	159,321,232	15,933	7,160,260	161,040	(6,867,440)	469,793

Common stock issued for cash and subscription payable	23,169,359	2,317	2,630,533	25,860	-	2,658,710

Common stock issued for services	929,091	93	221,307	-	-	221,400

Common stock issued for prepaids	1,000,000	100	219,900	-	-	220,000

Exercise of Class A warrants	190,000	19	22,781	(2,400)	-	20,400

Options and warrant compensation expense	-	-	1,276,915	-	-	1,276,915

Stock issuance cost	-	-	(25,202)	-	-	(25,202)

Net loss for the year ended December 31, 2010	-	-	-	-	(4,480,600)	(4,480,600)

Balance at December 31, 2010	184,609,682	$18,462	$11,506,494	$184,500	$(11,348,040)	$361,416

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2010	December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,480,600)	$(4,915,071)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation & amortization	46,029	55,772
Common stock issued for services	221,400	-
Stock compensation expense	1,276,915	2,211,306
Changes in Assets and Liabilities
(Increase) Decrease in:
Prepaid expenses	165,871	(15,938)
Other receivables	(14,018)	-
Increase (Decrease) in:
Accounts payable	54,897	(16,480)
Accrued expenses	(6,043)	31,102
Credit card payable	(470)	(1,837)
Other payable	7,589	(27,548)

NET CASH USED IN OPERATING ACTIVITIES	(2,728,430)	(2,678,694)

CASH FLOWS USED FROM INVESTING ACTIVITIES:
Patent and trademark expenditures	(39,197)	(19,807)
Purchase of fixed assets	(4,036)	(4,704)

NET CASH USED IN INVESTING ACTIVITIES	(43,233)	(24,511)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock subscription payable	184,500	161,040
Proceeds from exercise of warrants	20,400	-
Proceeds for issuance of common stock, net of stock issuance cost	2,449,008	2,318,289

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,653,908	2,479,329

NET DECREASE IN CASH	(117,755)	(223,876)

CASH & CASH EQUIVALENTS, BEGINNING OF YEAR	356,179	580,055

CASH & CASH EQUIVALENTS, END OF YEAR	$238,424	$356,179

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$-	$-
Taxes paid	$800	$800

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 and 2009

1.     ORGANIZATION AND LINE OF BUSINESS

Organization
OriginOil, Inc. (the "Company") was incorporated in the state of Nevada on June 1, 2007.  The Company, based in Los Angeles, California, began operations on June 1, 2007 to develop and market a renewable oil technology. The Company began planned principal operations in December, 2010 and thus has exited the development stage.

Line of Business
OriginOil is a pure technology company. The technology will produce "new oil" from algae,  through a cost-effective, high-speed manufacturing process. This endless supply of new oil can be used for many products such as diesel, gasoline, jet fuel, plastics and solvents without the global warming effects of petroleum.

Liquidity
The Company has estimated its current average burn, and has assets to ensure that it can function without liquidation over the next twelve months, due to its cash on hand, growing revenue, and the Company’s ability to raise money from their investor base, as evidenced by its most recent round ending January 20, 2011. Also, the Company has purchase orders totaling $263,000 from a customer, in addition to estimated potential revenue of $1 million that could be attained in the current year 2011. The Company believes it has the ability to continue its operations for the foreseeable future and will be able to realize assets and discharge liabilities in the normal course of operations.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of OriginOil, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Revenue Recognition
We recognize revenue upon delivery of equipment, provided that evidence of an arrangement exists, title, and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.  Title to the equipment transferred to the customer once the last payment is received. We record revenue as it is received, and the equipment has been fully accepted by the customer. Returns are based upon each rent-to-own agreement, and revenue would be adjusted based on a pro-rata basis on the unused months of quarterly payments. Generally, we extend credit to our customers and do not require collateral.  We do not ship a product until we have either a purchase agreement or rental agreement signed by the customer with a payment arrangement.  This is a critical policy, because we want our accounting to show only sales which has a final payment arrangement.

We also recognize revenue for services associated with the equipment setup, provided it is part of the rent-to-own agreement.

During the year ended December 31, 2010, one customer accounted for all of the Company’s revenue.

Cash and Cash Equivalent
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Occasionally, the Company’s cash balances exceeded the Federal Deposit Insurance Corporation’s insurance limits per financial institution

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements.  Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 and 2009

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment
Property and equipment are stated at cost, and are depreciated using straight line over its estimated useful lives:

Leasehold improvements	2 years
Computer equipment	5 Years
Furniture & fixtures	7 Years
Machinery & equipment	10 Years

Depreciation expense for the years ended December 31, 2010 and 2009, was $46,029 and $55,772, respectively.

Fair Value of Financial Instruments
Fair Value of Financial Instruments, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of December 31, 2010 and 2009, the amounts reported for cash, prepaid expenses, accounts payable, and accrued expenses, approximate the fair value because of their short maturities.

Investments
Certificate of Deposits with banking institutions are short-term investments with initial maturities of more than 90 days. The carrying amount of these investments is a reasonable estimate of fair value due to their short-term nature.

Loss per Share Calculations
Loss per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. No shares for employee options or warrants were used in the calculation of the loss per share as they were all anti-dilutive. The Company’s diluted loss per share is the same as the basic loss per share for the years ended December 31, 2010 and 2009, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Income Taxes
The Company uses the liability method of accounting for income taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law.  The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized.

Research and Development

Research and development costs are expensed as incurred.  Total research and development costs were $662,347 and $790,399 for the years ended December 31, 2010 and 2009, respectively.

Advertising Costs
The Company expenses the cost of advertising and promotional materials when incurred.  Total advertising costs were $183,669 and $175,647 for the years ended December 31, 2010 and 2009, respectively.

Stock-Based Compensation

Share based payments applies to transactions in which an entity exchanges its equity instruments for goods or services, and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. We will be required to follow a fair value approach using an option-pricing model, such as the Black Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option. The adoption of share based compensation has no material impact on our results of operations.

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 and 2009

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassification
Certain expenses for the period ended December 31, 2009 were reclassified to conform to the expenses for the period ended December 31, 2010.

Recently Issued Accounting Pronouncements
Management reviewed accounting pronouncements issued during the year ended December 31, 2010, and adopted the following pronouncements:

The Company adopted accounting pronouncement ASC TOPIC 605 for “Revenue Recognition”,  to recognize revenue when earned. An entity’s revenue earning activities involve delivering or producing goods, rendering services, or other activities that constitute its ongoing operation and revenues are considered to have been earned when the entity has substantially accomplished what it must do to be entitled to the benefits represented by the revenues.  The adoption of this pronouncement did not have a material effect on the Company's financial statements.

The Company adopted accounting pronouncement ASC TOPIC 855 for “Subsequent Events”, whereby an entity shall recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. The adoption of this pronouncement did not have a material effect on the Company’s financial statements.

The Company adopted ASC TOPIC 730 accounting pronouncement for “Research and Development Costs” associated with materials, equipment, and facilities. The cost of materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses shall be capitalized as tangible assets when acquired or constructed. The cost of such materials consumed in research and development activities and the depreciation of such equipment or facilities used in those activities are research and development costs. However, the costs of materials, equipment, or facilities that are acquired or constructed for a particular research and development project and that have no alternative future uses and therefore no separate economic values are research and development costs at the time the costs are incurred.

3.     CAPITAL STOCK

During  the year ended December 31, 2010, the Company issued through a private placement  23,169,359 shares of common stock and subscription payable for $2,658,710 in cash; issued 929,091 shares of common stock for services at a fair value of $221,400; 1,000,000 shares of common stock for prepaid marketing at fair value of $220,000. Also, the Company received $20,400 in cash for exercisable Class A warrants to purchase 190,000 shares of common stock; During the year ended December 31, 2009, the Company issued through a private placement 15,141,182 shares of common stock and subscription payables for $2,482,343.

4.     STOCK OPTIONS AND WARRANTS

The Company adopted a Stock Option Plan for the purposes of granting stock options to its employees and others providing services to the Company, which reserves and sets aside for the granting of Options for Fifteen Million (15,000,000) shares of Common Stock.  Options granted under the Plan may be either Incentive Options or Nonqualified Options and shall be administered by the Company's Board of Directors ("Board").  Each Option shall be exercisable to the nearest whole share, in installments or otherwise, as the respective Option agreements may provide. Notwithstanding any other provision of the Plan or of any Option agreement, each Option shall expire on the date specified in the Option agreement, which date shall not be later than the tenth (10th) anniversary from the effective date of this option.  During the years ended December 31, 2010 and 2009, the Company granted 11,665,000 4,150,000 stock options, respectively. The stock options vest as follows: 1/48 every 30 days thereafter until the remaining stock options have vested. The stock options are exercisable for a period of five years from the date of grant at an exercise price between $0.15 and $0.32 per share.

	2010	2009
Risk free interest rate	1.17%-2.04%	2.29%
Stock volatility factor	1%	1%
Weighted average expected option life	5 years	5 years
Expected dividend yield	None	None

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 and 2009

4.      STOCK OPTIONS AND WARRANTS (Continued)

A summary of the Company’s stock option activity and related information follows:
	2010		2009
		Weighted		Weighted
	Number	average	Number	average
	of	exercise	of	exercise
	Options	price	Options	price
Outstanding, beginning of period	4,150,000	$0.31	-	$-
Granted	11,665,000	0.21	4,150,000	0.31
Exercised	-	-	-	-
Forfeited/Expired	(866,250)	(0.31)	-	-
Outstanding, end of period	14,948,750	$0.24	4,150,000	$0.31
Exercisable at the end of period	1,785,993	$0.12	326,875	$0.31
Weighted average fair value of options granted during the period		$0.21		$0.31

The weighted average remaining contractual life of options outstanding issued under the plan as of December 31, 2010 was as follows:

			Average
	Stock	Stock	Remaining
Exercisable	Options	Options	Contractual
Prices	Outstanding	Exercisable	Life (years)
$0.32	187,500	62,158	2.50
$0.23	6,250	963	2.50
$0.32	2,640,000	875,178	3.68
$0.28	100,000	30,753	3.77
$0.30	450,000	136,233	3.79
$0.23	2,700,000	416,095	4.39
$0.24	3,050,000	208,904	4.73
$0.15	1,000,000	26,027	4.90
$0.20	4,815,000	29,682	4.98
	14,948,750	1,785,993

Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the financial statements of operations during the year ended December 31, 2010, included compensation expense for the stock-based payment awards granted prior to, but not yet vested, as of December 31, 2010 based on the grant date fair value estimated, and compensation expense for the stock-based payment awards granted subsequent to December 31, 2010, based on the grant date fair value estimated. We account for forfeitures as they occur. The stock-based compensation expense recognized in the statement of income during the years ended December 31, 2010 and 2009 is $235,115 and $57,806, respectively.

Warrants
During the years ended December 31, 2010 and 2009, the Company granted 10,640,000 and 12,000,000 warrants for services, respectively, determined using the Black Scholes pricing model.

	2010	2009
Risk free interest rate	1.51% - 2.5%	2.41% - 2.5%
Stock volatility factor	1%	1%
Weighted average expected option life	5 years	5 years
Expected dividend yield	None	None

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 and 2009

4.      STOCK OPTIONS AND WARRANTS (Continued)

During the years ended December 31, 2010 and 2009, the Company issued warrants for services. A summary of the Company’s warrant activity and related information follows:

	Year End		Year End
	December 31, 2010		December 31, 2009
		Weighted		Weighted
		average		average
		exercise		exercise
	Warrants	price	Warrants	price
Outstanding -beginning of year	12,000,000	$0.31	-	$-
Granted	10,640,000	0.11	12,000,000	0.31
Exercised	-	-	-	-
Forfeited	(625,000)	(0.31)	-	-
Outstanding - end of year	22,015,000	$0.14	12,000,000	$0.31

At December 31, 2010, the weighted average remaining contractual life of warrants outstanding:

			Weighted
			Average
			Remaining
Exercisable	Warrants	Warrants	Contractual
Prices	Outstanding	Exercisable	Life (years)
$0.31	9,700,000	9,700,000	3.50
$0.34	1,100,000	900,000	3.63
$0.30	525,000	525,000	3.81
$0.28	250,000	250,000	3.87
$0.28	20,000	20,000	4.08
$0.28	150,000	150,000	4.41
$0.24	1,000,000	1,000,000	4.48
$0.31	220,000	220,000	4.59
$0.15	350,000	350,000	4.70
$0.24	250,000	250,000	4.73
$0.24	1,000,000	1,000,000	4.75
$0.12	250,000	250,000	4.83
$0.15	1,000,000	1,000,000	4.90
$0.14	400,000	400,000	4.92
$0.20	5,000,000	5,000,000	4.98
$0.20	1,000,000	1,000,000	4.99
	22,215,000	22,015,000

Warrants with a fair value of $1,041,800 and $2,153,500 determined using the Black Scholes pricing model, was recognized in the statement of income for the years ended December 31, 2010 and 2009, respectively.

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 and 2009

Warrants with a fair value of $17,000 determined using the Black Scholes pricing model, was recognized in the balance sheet for the year ended December 31, 2010, for common stock issuance cost. Also, the Company offered investors through a private placement Class A warrants to purchase one share of common stock exercisable at a price of $0.25 per share within six months or Class B warrants to purchase one share of common stock exercisable at a price of $0.35 per share within three years after the completion of the offering.

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 and 2009

5.      INTANGIBLE ASSETS

Intangible assets that have finite useful lives continue to be amortized over their useful lives, and are reviewed for impairment when warranted by economic condition.

	2010	2009
Patents	$84,833	$45,636
Trademarks	4,467	4,467
	$89,300	$50,103

As of December 31, 2010 and 2009, the patents are in the process of being approved, and will be amortized over their useful lives once approved.

6.	INCOME TAXES

The Company files income tax returns in the U.S. Federal jurisdiction, and the state of California. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2008.

Deferred income taxes have been provided by temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. To the extent allowed by GAAP, we provide valuation allowances against the deferred tax assets for amounts when the realization is uncertain. Included in the balance at December 31, 2010 and 2009, are no tax positions for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility.  Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company's policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the periods ended December 31, 2010 and 2009, the Company did not recognize interest and penalties.

7.	DEFERRED TAX BENEFIT

At December 31, 2010, the Company had net operating loss carry-forwards of approximately $7,655,000, which expire at dates that have not been determined. No tax benefit has been reported in the December 31, 2010 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2010 and 2009 due to the following:

	2010	2009
Book income	$(1,792,560)	$(1,966,029)
State tax expense	(320)	(320)
Depreciation	9,449	7,044
M & E	3,303	3,966
Related party accruals	16,664	-
R&D	23,951	(12,884)
Non deductible stock compensation	511,736	884,557

Valuation Allowance	1,227,777	1,083,346

Income tax expense	$800	$800

7.	DEFERRED TAX BENEFIT (continued)

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2010 and 2009.

	2010	2009
Deferred tax assets:
NOL carryover	$3,061,906	$1,876,125
R & D carryover	60,435	20,788
Contributions carryover	332	-
Accrued vacation payable	16,664	-

Deferred tax liabilities:
Depreciation	(7,378)	(16,827)

Less Valuation Allowance	(3,131,959)	(1,880,086)

Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry-forwards may be limited as to use in future years.

8.	SUBSEQUENT EVENTS

Management evaluated subsequent events as of the date of the financial statements pursuant to ASC TOPIC 855.

As of January 14, 2011, a customer, MBD Energy, issued a purchase order to OriginOil in the amount of $150,000 to purchase a single step oil extraction and electro-flocculation piece of equipment.

As of February 2, 2011, the Company issued 25,000 shares to purchase shares of common stock for services.

On February 3, 2011, T. Riggs Eckelberry, Chairman of the Board and Chief Executive Officer of OriginOil, Inc. (the "Company"), entered into a pre-arranged stock trading plan (the "Plan") with a broker to sell shares of Company’s common stock owned by him.  The Plan was established under Rule 10b-5-1 of the Securities Exchange Act of 1934, as amended.

As of February 11, 2011, the Company received cash of $1,278,140 for subscription payables to purchase 15,976,750 shares of common stock through a private placement.

On March 9, 2011, Adam Meislik resigned from the Board of Directors of OriginOil (the “Company”). To fill the vacancy created by Mr. Meislik’s resignation, the Company appointed Paul Reep to the Board of Directors and also appointed him as the Company’s Senior Vice President of Technology.

On March 18, 2011, the Company granted 250,000 warrants for services exercisable at $0.21 per share having a 5 year term, and a provision for a cashless exercise.

PART I - FINANCIAL INFORMATION
Item 1.   Financial Statements.

ORIGINOIL, INC.
BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$554,484	$238,424
Prepaid expenses	64,748	86,996
Other receivables	53,322	14,018

TOTAL CURRENT ASSETS	672,554	339,438

PROPERTY & EQUIPMENT
Machinery & equipment	1,372	1,372
Furniture & fixtures	27,056	27,056
Computer equipment	26,304	26,304
Leasehold improvements	94,914	94,914
	149,646	149,646
Less accumulated depreciation	(117,484)	(114,927)

NET PROPERTY & EQUIPMENT	32,162	34,719

OTHER ASSETS
Patent	84,833	84,833
Trademark	4,467	4,467
Security deposit	9,650	9,650

TOTAL OTHER ASSETS	98,950	98,950

TOTAL ASSETS	$803,666	$473,107

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$21,664	$56,288
Accrued expenses	106,032	46,942
Credit card payable	272	-
Other payables	-	8,461

TOTAL LIABILITIES	127,968	111,691

SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value;
50,000 authorized preferred shares	-	-
Common stock, $0.0001 par value;
500,000,000 authorized common shares
202,492,964 and 184,609,682 shares issued and outstanding	20,250	18,462
Additional paid in capital	12,817,792	11,506,494
Common stock subscription payable	-	184,500
Deficit accumulated during the development stage	(12,162,344)	(11,348,040)

TOTAL SHAREHOLDERS' EQUITY	675,698	361,416

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$803,666	$473,107

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31, 2011	March 31, 2010

REVENUE	$102,000	$-

General & administrative expenses	715,582	502,508
Research & development	194,444	159,798
Depreciation & amortization expense	2,557	11,496

TOTAL OPERATING EXPENSES	912,583	673,802

LOSS FROM OPERATIONS BEFORE OTHER INCOME/(EXPENSE)	(810,583)	(673,802)

OTHER INCOME/(EXPENSE)
Interest income	-	4
Dividend income	-	24
Penalties	(2,384)	-
Interest expense	(537)	-
		-
TOTAL OTHER INCOME/(EXPENSES)	(2,921)	28

LOSS BEFORE PROVISION FOR TAXES	(813,504)	(673,774)

Income taxes	(800)	(800)

NET LOSS	$(814,304)	$(674,574)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.00)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC AND DILUTED	191,097,617	159,759,605

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
STATEMENTS OF SHAREHOLDERS’ EQUITY
(Unaudited)

					Deficit
					Accumulated
			Additional	Common	during the
	Common stock		Paid-in	Stock	Development
	Shares	Amount	Capital	Payable	Stage	Total

Balance at December 31, 2010	184,609,682	$18,462	$11,506,494	$184,500	$(11,348,040)	$361,416

Common stock issued for cash and subscription payable (unaudited)	15,976,750	1,598	1,276,542	(184,500)	-	1,093,640

Common stock issued for services (unaudited)	25,000	2	4,998	-	-	5,000

Cashless exercise of warrants (unaudited)	1,881,532	188	(188)	-	-	-

Options and warrant compensation expense (unaudited)	-	-	110,946	-	-	110,946

Stock issuance cost (unaudited)	-	-	(81,000)	-	-	(81,000)

Net loss for the three months ended March 31, 2011 (unaudited)	-	-	-	-	(814,304)	(814,304)

Balance at March 31, 2011 (unaudited)	202,492,964	$20,250	$12,817,792	$-	$(12,162,344)	$675,698

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31, 2011	March 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(814,304)	$(674,574)
Adjustment to reconcile net loss to net cash
used in operating activities
Depreciation & amortization	2,557	11,496
Common stock issued for services	5,000	-
Stock compensation expense	110,946	46,431
Changes in Assets and Liabilities
(Increase) Decrease in:
Prepaid expenses	22,248	8,579
Other receivables	(39,305)	(9,200)
Increase (Decrease) in:
Accounts payable	(34,624)	12,674
Accrued expenses	32,659	241
Credit card payable	272	(159)
Other payable	17,971	11,540

NET CASH USED IN OPERATING ACTIVITIES	(696,580)	(592,972)

CASH FLOWS USED FROM INVESTING ACTIVITIES:	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock subscription payable	-	70,000
Proceeds for issuance of common stock, net	1,012,640	390,181

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,012,640	460,181

NET INCREASE/(DECREASE) IN CASH	316,060	(132,791)

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	238,424	356,179

CASH & CASH EQUIVALENTS, END OF PERIOD	$554,484	$223,388

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$537	$-
Taxes paid	$800	$800

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS
Cashless exercise of warrants for 1,881,532 of common stock	$-	$-

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2011

1.	Basis of Presentation
The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included.  Operating results for the three month period ended March 31, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.  For further information refer to the financial statements and footnotes thereto included in the Company's Form 10-K for the year ended December 31, 2010.

Liquidity
The Company has estimated its current average burn, and has assets to ensure that it can function without liquidation over the next twelve months, due to its cash on hand, growing revenue, and the Company’s ability to raise money from their investor base, as evidenced by its most recent round ending January 20, 2011. Also, the Company is in the process of working on new purchase orders from new customers. The Company has the ability to continue its operations for the foreseeable future and will be able to realize assets and discharge liabilities in the normal course of operations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of OriginOil, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Revenue Recognition
We recognize revenue upon delivery of equipment, provided that evidence of an arrangement exists, title, and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.  Title to the equipment transferred to the customer once the last payment is received. We record revenue as it is received, and the equipment has been fully accepted by the customer. Returns are based upon each rent-to-own agreement, and revenue would be adjusted based on a pro-rata basis on the unused months of quarterly payments. Generally, we extend credit to our customers and do not require collateral.  We do not ship a product until we have either a purchase agreement or rental agreement signed by the customer with a payment arrangement.  This is a critical policy, because we want our accounting to show only sales which has a final payment arrangement.

We also recognize revenue for services associated with the equipment setup, provided it is part of the rent-to-own agreement.

Cash and Cash Equivalent
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2011

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss per Share Calculations
Loss per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. No shares for employee options or warrants were used in the calculation of the loss per share as they were all anti-dilutive. The Company’s diluted loss per share is the same as the basic loss per share for the three month periods ended March 31, 2011 and 2010, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Stock-Based Compensation

Share based payments applies to transactions in which an entity exchanges its equity instruments for goods or services, and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. We are required to follow a fair value approach using an option-pricing model, such as the Black Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method was amortized over the respective vesting period of the stock option.

Reclassification
Certain expenses for the period ended March 31, 2010 were reclassified to conform to the expenses for the period ended March 31, 2011.

Recently Issued Accounting Pronouncements
Management reviewed accounting pronouncements issued during the three month period ended March 31, 2011, and no pronouncements were adopted.

3.	CAPITAL STOCK

During  the three months ended March 31, 2011, the Company issued through a private placement  15,976,750 of common stock and subscription payable for $1,093,640 in cash; issued 25,000 shares of common stock for services at a fair value of $5,000; Also, there was a cashless exercise of 2,857,142 warrants  into 1,881,532 shares of common stock. During the three months ended March 31, 2010, the Company issued 2,520,646 shares of common stock for $554,523 in cash. Also, the Company received $70,000 of common stock subscriptions through a private placement to purchase 318,181 shares of common stock.

4.	STOCK OPTIONS AND WARRANTS

The Company adopted a Stock Option Plan for the purposes of granting stock options to its employees and others providing services to the Company, which reserves and sets aside for the granting of Options for Fifteen Million (15,000,000) shares of Common Stock.  Options granted under the Plan may be either Incentive Options or Nonqualified Options and shall be administered by the Company's Board of Directors ("Board").  Each Option shall be exercisable to the nearest whole share, in installments or otherwise, as the respective Option agreements may provide. Notwithstanding any other provision of the Plan or of any Option agreement, each Option shall expire on the date specified in the Option agreement, which date shall not be later than the tenth (10th) anniversary from the effective date of this option.
During the three months ended March 31, 2011 and 2010, the Company granted no stock options during either period. The stock options vest as follows: 1/48 every 30 days thereafter until the remaining stock options have vested. The stock options are exercisable for a period of five years from the date of grant at an exercise price between $0.15 and $0.32 per share.

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2011

4.	STOCK OPTIONS AND WARRANTS

3/31/2011
Risk free interest rate	1.17%-2.04%
Stock volatility factor	1%
Weighted average expected option life	5 years
Expected dividend yield	None

A summary of the Company’s stock option activity and related information follows:
3/31/2011
Weighted
	Number	average
	of	exercise
	Options	price
Outstanding, beginning of period	14,948,750	$0.24
Granted	-	-
Exercised	-	-
Forfeited/Expired	-	-
Outstanding, end of period	14,948,750	$0.24
Exercisable at the end of period	2,419,353	$0.28
Weighted average fair value of
options granted during the period		$-

The weighted average remaining contractual life of options outstanding issued under the plan as of March 31, 2011 was as follows:

			Weighted
			Average
	Stock	Stock	Remaining
Exercisable	Options	Options	Contractual
Prices	Outstanding	Exercisable	Life (years)
$0.32	187,500	73,877	2.25
$0.23	6,250	1,354	2.25
$0.32	2,640,000	1,040,178	3.43
$0.28	100,000	37,003	3.53
$0.30	450,000	164,358	3.55
$0.23	2,700,000	584,845	4.14
$0.24	3,050,000	399,529	4.48
$0.15	1,000,000	88,527	4.65
$0.20	4,815,000	29,682	4.98
	14,948,750	2,419,353

Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the financial statements of operations during the period ended March 31, 2011, included compensation expense for the stock-based payment awards granted prior to, but not yet vested, as of March 31, 2011 based on the grant date fair value estimated, and compensation expense for the stock-based payment awards granted subsequent to March 31, 2011, based on the grant date fair value estimated. We account for forfeitures as they occur. The stock-based compensation expense recognized in the statement of income during the period ended March 31, 2011 and 2010 is $83,446 and $46,431, respectively.

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2011

4.	STOCK OPTIONS AND WARRANTS (Continued)

Warrants
During the period ended March 31, 2011 and 2010, the Company granted 250,000 and 20,000 warrants for services, respectively. Compensation expense was determined using the Black Scholes pricing model.

3/31/2011
Risk free interest rate	1.51% - 2.5%
Stock volatility factor	1%
Weighted average expected option life	5 years
Expected dividend yield	None

During the period ended March 31, 2011, the Company issued warrants for services. A summary of the Company’s warrant activity and related information follows:

	Three Months Ended
	March 31, 2011
		Weighted
		average
		exercise
	Options	price
Outstanding -beginning of Period	22,390,000	$0.14
Granted	250,000	0.21
Exercised	-	-
Forfeited	(200,000)	(0.34)
Outstanding - end of Period	22,440,000	$0.15

At March 31, 2011, the weighted average remaining contractual life of warrants outstanding:

ORIGINOIL, INC.
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2011

			Weighted
			Average
			Remaining
Exercisable	Warrants	Warrants	Contractual
Prices	Outstanding	Exercisable	Life (years)
$0.31	10,100,000	10,100,000	3.25
$0.34	850,000	850,000	3.38
$0.30	650,000	650,000	3.57
$0.29	200,000	200,000	3.62
$0.28	20,000	20,000	3.83
$0.29	150,000	150,000	4.16
$0.24	1,000,000	1,000,000	4.23
$0.31	220,000	220,000	4.35
$0.15	100,000	100,000	4.46
$0.14	250,000	250,000	4.48
$0.14	1,000,000	1,000,000	4.50
$0.12	250,000	250,000	4.58
$0.15	1,000,000	1,000,000	4.65
$0.14	400,000	400,000	4.67
$0.20	5,000,000	5,000,000	4.73
$0.20	1,000,000	1,000,000	4.75
$0.21	250,000	250,000	4.97
	22,440,000	22,440,000

4.	STOCK OPTIONS AND WARRANTS (Continued)

Warrants with a fair value of $27,500 and $2,800 determined using the Black Scholes pricing  model, was recognized in the statement of income for the period ended March 31, 2011 and 2010,  respectively.

Through a private placement to purchase shares of common stock, the Company offered attached warrants with a cashless option to purchase additional shares of common stock, 2,857,142 warrants were exercised and converted into 1,881,532 shares of common stock during the period ended March 31, 2011.

5.	SUBSEQUENT EVENTS

Management evaluated subsequent events as of the date of the financial statements pursuant to ASC TOPIC 855.

On April 21, 2011, the Company issued 350,000 shares of common stock at a price of $0.10 per share for cash of $35,000.

In April 2011, the Company completed arrangements to participate in Ennesys SAS, a French joint venture with UK-based Pacific Junction (PJC UK). Ennesys SAS is working with large institutions to develop two separate large-scale algae projects in eco-buildings and marine fuels. On April 26, 2011, the Company executed a co-venture agreement with Ennesys SAS, pursuant to which the Company shall sell products to Ennesys SAS from time to time under the terms of a global cooperative agreement. The Company is an equity partner in Ennesys SAS with PJC UK, each holding 22.5% of Ennesys SAS. The remaining ownership is held by the Ennesys SAS management team. On April 29, 2011, the Company paid PJC UK $20,000 for its equity interest in Ennesys, which PJC UK had reserved for the Company at the inception of Ennesys SAS in late 2010.

On May 3, 2011, the Company issued 200,000 shares of common stock at a price of $0.10 per share for cash of $20,000.

946,248 Shares of Common Stock

OriginOil, Inc.

PROSPECTUS

, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$461.41
Accounting fees and expenses	10,000.00	*
Legal fees and expenses	25,000.00	*
Miscellaneous	5,000.00	*
TOTAL	$40,461.41	*

* Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our articles of incorporation include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents of the Company to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

During the year ended December 31, 2008, we issued 25,000 shares of common stock in a private placement at a price of $6.00 for cash of $150,000 and we received $804,200 cash for common stock subscriptions through a private placement.

During the year ended December 31, 2009, we issued through a private placement 342,596 shares of common stock at a price of $6.00 per share, and 162,111 shares of common stock at a price of $6.60 per share. Also, we received $161,040 cash for common stock subscriptions through a private placement.  We also granted warrants to purchase an aggregate of 400,000 shares of our common stock in exchange for services.

During  the year ended December 31, 2010, we issued through a private placement  772,312 shares of common stock and subscription payable for $2,658,710 in cash; issued 30,970 shares of common stock for services at a fair value of $221,400; 33,333 shares of common stock for prepaid marketing at fair value of $220,000. Also, we received $20,400 in cash for exercisable Class A warrants to purchase 6,334 shares of common stock. We also granted warrants to purchase an aggregate of 354,667shares of our common stock in exchange for services.

During the first quarter of 2011, we issued an aggregate of 532,559 shares of common stock at a price of $2.40 for gross proceeds of $1,278,140. We also issued 834 shares of common stock at a price of $6.00 per share. In addition, we issued 62,718 shares of common stock through a cashless exercise of warrants.

During the second quarter of 2011, we issued an aggregate of 133,728 shares of common stock at a price of $2.40 for gross proceeds of $272,946. In addition, we issued 62,718 shares of common stock through a cashless exercise of warrants.

During the third quarter of 2011, we issued an aggregate of 359,417 shares of common stock at a price of $2.40 for gross proceeds of $862,600. We also issued 12,500 shares of common stock in exchange for services.

On July 11, 2011 we sold convertible debentures in the aggregate principal amount of $1,176,500 and warrants to purchase 392,170 shares of our common stock. In connection with the private placement, we paid placement agent fees of $100,000 and issued placement agent warrants to purchase 39,218 shares of our common stock.

*           All of the above offerings and sales were deemed to be exempt under either rule 506 of Regulation D and Section 4(2) or Rule 902 of Regulation S of the Securities Act of 1933, as amended. All share amounts are adjusted for our one-for-thirty reverse split effective               , 2011.

ITEM 16. EXHIBITS.

SEC Ref. No.
3.1	Articles of Incorporation (1)
3.2	Certificate of Change (2)
3.3	By-laws (1)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP*
10.1	OriginOil, Inc. 2009 Incentive Stock Plan (3)
10.2	Form of Securities Purchase Agreement dated as of July 6, 2011 by and between the Company and the investors named therein (4)
10.3	Form of Original Issue Discount 5% Convertible Debenture (4)
10.4	Form of Warrant (4)
10.5	Form of Registration Rights Agreement (4)
14	Code of Ethics (3)
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*

(1)	Incorporated by reference to the Company’s SB-2 filed with the Securities and Exchange Commission on December 11, 2007.
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2011.
(3)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2011.
(4)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2011.
*	To be filed by amendment.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 1(i) and (ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.      The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the Offering.

4.      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.       The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the Offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

 (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

    6.          The registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

 (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the Offering required to be filed pursuant to Rule 424;

 (ii) Any free writing prospectus relating to the Offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

 (iii) The portion of any other free writing prospectus relating to the Offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

 (iv) Any other communication that is an offer in the Offering made by the undersigned registrant to the purchaser.

7.      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, California on July 27, 2011.

ORIGINOIL INC.

Date: July 27, 2011	By: /s/ T. Riggs Eckelberry
T. Riggs Eckelberry
President and Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of  OriginOil, Inc., a Nevada corporation, do hereby constitute and appoint T. Riggs Eckelberry his or her true and lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, including post-effective amendments, to this Registration Statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and each of the undersigned hereby ratifies and confirms that said attorney and agent, shall do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney. In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ T. Riggs Eckelberry	President and Chief Executive Officer, (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director
T. Riggs Eckelberry		July 27, 2011

/s/ Ivan Ivankovich	Director	July 27, 2011
Ivan Ivankovich

/s/ Paul Reep	Director	July 27, 2011
Paul Reep

EXHIBIT INDEX

SEC Ref. No.
3.1	Articles of Incorporation (1)
3.2	Certificate of Change (2)
3.3	By-laws (1)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP*
10.1	OriginOil, Inc. 2009 Incentive Stock Plan (3)
10.2	Form of Securities Purchase Agreement dated as of July 6, 2011 by and between the Company and the investors named therein (4)
10.3	Form of Original Issue Discount 5% Convertible Debenture (4)
10.4	Form of Warrant (4)
10.5	Form of Registration Rights Agreement (4)
14	Code of Ethics (3)
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*

(1)	Incorporated by reference to the Company’s SB-2 filed with the Securities and Exchange Commission on December 11, 2007.
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2011.
(3)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2011.
(4)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2011.
*	To be filed by amendment.